Exhibit 2.1



                 AGREEMENT AND PLAN OF MERGER (the "Agreement")

                                  by and among

          SILVER ACQUISITION CORP., a Delaware corporation ("SILVER"),

            SAC ACQUISITION CORP., a Delaware corporation ("SAC") and

           GOLD BANC CORPORATION, INC., a Kansas corporation ("GOLD")

                                February 24, 2004



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                                TABLE OF CONTENTS


ARTICLE I - THE MERGER; CERTAIN RELATED MATTERS..............................1
      1.1   Merger and Second Merger.........................................1
      1.2   Merger/Conversion of Subsidiary Banks............................3
      1.3   Payment and Cancellation of Options..............................3
      1.4   Closing; Closing Date; Filing of Merger Documents................3
      1.5   Effect on Shares.................................................4
      1.6   Paying Procedures................................................4
      1.7   Certificate Delivery.............................................5
      1.8   Lost or Stolen Certificate.......................................5
      1.9   Further Action...................................................5
      1.10  Continued Existence..............................................5
      1.11  Certificate of Incorporation.....................................6
      1.12  By-Laws..........................................................6
      1.13  Directors; Officers..............................................6
      1.14  Registered Office................................................6
      1.15  Dissenters' Rights...............................................6

ARTICLE II - REPRESENTATIONS AND WARRANTIES OF GOLD..........................6
      2.1   Corporate Organization, Authorization, etc.......................6
      2.2   Authorized and Outstanding Stock.................................7
      2.3   Subsidiaries, Affiliates, etc....................................8
      2.4   Consents, Approvals, Filings, etc., of Governmental
            Authorities......................................................9
      2.5   SEC Filings and Financial Statements.............................9
      2.6   Absence of Undisclosed Liabilities..............................10
      2.7   Absence of Changes..............................................11
      2.8   Proxy Statement, etc............................................11
      2.9   No Violation....................................................11
      2.10  Brokerage/Fairness Opinion......................................11
      2.11  Tax Matters.....................................................11
      2.12  Employee Benefit Plans..........................................13
      2.13  Real and Personal Property......................................15
      2.14  Leases..........................................................16
      2.15  Intellectual Property...........................................16
      2.16  Certain Contracts, Agreements, Licenses.........................17
      2.17  Governmental Authorization......................................17
      2.18  Contracts With and Loans to Officers and Employees..............17
      2.19  Insurance.......................................................17
      2.20  Adequacy of Allowance for Loan Losses...........................18
      2.21  Interest Rate Risk Management Instruments.......................18
      2.22  Material Contracts..............................................18
      2.23  Litigation......................................................18
      2.24  Labor Matters...................................................19
      2.25  Environmental Matters...........................................19
      2.26  Reports and Regulatory Communications...........................19

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      2.27  No Action.......................................................20
      2.28  Certain SEC Filings.............................................20
      2.29  Insurance Filings...............................................20
      2.30  Disclosure Controls and Procedures..............................20
      2.31  Compliance with Applicable Law..................................20
      2.32  CRA Rating......................................................21
      2.33  Rights Agreement Inapplicable...................................21

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SILVER......................21
      3.1   Organization, Authority.........................................21
      3.2   Corporate Action................................................21
      3.3   No Parent Company...............................................21
      3.4   Brokers' and Finders' Fees......................................21
      3.5   Proxy Statement.................................................22
      3.6   Litigation......................................................22
      3.7   Consents, Approvals, Filings, etc, of Governmental
            Authorities.....................................................22
      3.8   Access to Funds.................................................22
      3.9   Ability to Pay Break-up Fee.....................................23
      3.10  Absence of Changes and Undisclosed Liabilities..................23
      3.11  No Action.......................................................23

ARTICLE IV - CONDUCT OF BUSINESS OF GOLD PRIOR TO EFFECTIVE DATE OF THE
             MERGER.........................................................23
      4.1   Regular Course of Business of GOLD..............................23
      4.2   Restricted Activities and Transactions of GOLD..................24

ARTICLE V - OBLIGATIONS PRIOR AND SUBSEQUENT TO EFFECTIVE TIME..............27
      5.1   Reasonable Access...............................................27
      5.2   Consents........................................................27
      5.3   Filing Requirements.............................................27
      5.4   GOLD Shareholder Meeting........................................27
      5.5   Supplements to Information......................................30
      5.6   Further Assurances..............................................30
      5.7   Deposit of Funds with Paying Agent..............................30
      5.8   Adverse Changes in Condition....................................30
      5.9   Reports.........................................................30
      5.10  No Solicitation.................................................30
      5.11  Indemnification.................................................32
      5.12  Environmental Assessments.......................................34
      5.13  Adequate Funding................................................34
      5.14  Regulatory Approvals............................................35
      5.15  Resignations....................................................35
      5.16  Obligations Related to the Trust Preferred Securities...........35
      5.17  No Amendment or Waiver of Subscription Agreements...............35

ARTICLE VI - CONDITIONS TO GOLD'S OBLIGATIONS...............................36
      6.1   Representations and Warranties True and Obligations Satisfied...36

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      6.2   No Governmental or Other Proceeding or Litigation...............36
      6.3   No Material Adverse Effect......................................36
      6.4   Shareholder Approval............................................36
      6.5   Other Approvals.................................................36
      6.6   Opinion.........................................................36
      6.7   Financing.......................................................36

ARTICLE VII - CONDITIONS TO OBLIGATIONS OF SILVER...........................37
      7.1   Representations and Warranties True and Obligations Satisfied...37
      7.2   No Governmental or Other Proceeding or Litigation...............37
      7.3   No Material Adverse Effect......................................37
      7.4   Shareholder Approval............................................37
      7.5   Other Approvals.................................................37
      7.6   Opinion.........................................................37
      7.7   Secretary's Certificate.........................................37
      7.8   Financing.......................................................37
      7.9   Total Equity and Loan Loss Reserve..............................38

ARTICLE VIII - TERMINATION..................................................38
      8.1   Termination.....................................................38
      8.2   Notice of Termination; Effect of Termination....................40
      8.3   Fees and Expenses...............................................40

ARTICLE IX - MISCELLANEOUS PROVISIONS.......................................41
      9.1   Definitions.....................................................41
      9.2   Amendment and Modification......................................46
      9.3   Waiver of Compliance............................................46
      9.4   Expenses........................................................46
      9.5   Investigation and Confidentiality...............................46
      9.6   Press Releases..................................................47
      9.7   Representations and Warranties, etc.............................47
      9.8   Non-Survival of Representations and Warranties..................47
      9.9   Severability....................................................47
      9.10  Other Remedies; Specific Performance............................47
      9.11  Rules of Construction...........................................47
      9.12  Interpretation..................................................48
      9.13  Notices.........................................................48
      9.14  Assignment......................................................49
      9.15  Governing Law...................................................49
      9.16  Counterparts....................................................49
      9.17  Entire Agreement; Third Party Beneficiaries.....................49
      9.18  Reservation of Right to Revise Structure........................49




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                             TABLE OF DEFINED TERMS

Term                         Cross Reference in Agreement                  Page
----                         ----------------------------                  ----

Acquisition Proposal...............5.10(a)..................................32
Acquisition Transaction............5.10(a)..................................32
Balance Sheet Date..................2.6(a)..................................10
Bank Subsidiaries......................2.3...................................8
By-Laws...............................1.12...................................6
Closing................................1.4...................................3
Closing Date...........................1.4...................................3
COBRA..............................2.12(a)..................................13
DOL................................2.12(b)..................................14
ERISA..............................2.12(a)..................................13
ERISA Affiliate....................2.12(a)..................................13
Federal Reserve........................2.4...................................9
Financing..............................3.8..................................22
GOLD..............................Preamble...................................1
GOLD Advisor..........................2.10..................................11
GOLD Approval.......................2.1(b)...................................7
GOLD Employee......................2.12(a)..................................13
GOLD Plans.........................2.12(a)..................................13
GOLD SEC Reports....................2.5(a)...................................9
Indemnified Parties................5.11(a)..................................32
Initial Equity Commitments.............3.8..................................23
Insurance Agency Subsidiary...........2.29..................................20
IRS................................2.11(a)..................................12
Merger............................Preamble...................................1
Office of Thrift Supervision...........2.4...................................9
Paying Agent...........................1.5...................................4
Remaining Equity Commitments..........5.13..................................34
Returns............................2.11(a)..................................11
Sarbanes-Oxley Act..................2.5(a)..................................10
Second Merger.....................Preamble...................................1
SILVER............................Preamble...................................1
Superior Offer......................5.4(c)..................................29
Surviving Corporation...............1.1(b)...................................2

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                          AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") made and entered into as of the 24th day of February, 2004, by and among SILVER ACQUISITION CORP., a Delaware corporation ("SILVER"), SAC ACQUISITION CORP., a Delaware corporation and a wholly-owned subsidiary of ACQUISITION ("SAC"), and GOLD BANC CORPORATION, INC., a Kansas corporation ("GOLD").

                               W-I-T-N-E-S-S-E-T-H

     WHEREAS, subject to the terms and conditions of this Agreement, the Boards of Directors of SILVER, SAC and GOLD have approved the merger (the "Merger") of SAC with and into GOLD and the second merger (the "Second Merger") of GOLD with and into SILVER, pursuant to which each outstanding share of common stock of GOLD ("GOLD Common") shall be converted into the right to receive cash, as more fully set forth herein, and determined that the Merger is in the best interest of the parties and their stockholders;

     WHEREAS, SILVER and SAC have been formed for the sole purpose of acquiring GOLD by consummating the merger and as such, SILVER and SAC have conducted no business apart from raising capital to consummate the transactions contemplated herein; and

     WHEREAS, in furtherance of the consummation of the Merger, the parties hereto desire to enter into this Agreement;

     NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, the parties hereto, intending to be legally bound, hereby agree as follows:

                ARTICLE I - THE MERGER; CERTAIN RELATED MATTERS

1.1   Merger and Second Merger.
      ------------------------
      (a) The Merger. Subject to the terms and conditions of this Agreement, at the Effective Time SAC shall merge with and into GOLD. GOLD shall be the surviving corporation (hereinafter sometimes referred to as the "First Merger Surviving Corporation") in the Merger, and shall continue its corporate existence under the laws of the State of Kansas. Upon consummation of the Merger, the separate corporate existence of SAC shall terminate.

      At the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of the capital stock of GOLD:


                  (i) subject to Section 1.1(a)(ii) and 1.1(a)(iii), each outstanding share of GOLD Common (together with the related GOLD Rights issued pursuant to the Rights Agreement ) shall, by virtue of the Merger and without further action on the part of the holder thereof, no longer be outstanding, be canceled and retired and cease to exist and shall be converted into the right to receive in cash, without interest, $16.60 per share, from the Surviving Corporation in the manner provided herein, provided that, if the Closing shall not have occurred within 150 days of the date hereof, holders of GOLD Common shall also be entitled to receive, at the Effective Time, an additional amount per share equal to the product of $0.00230 times the number of days following such 150th day through and including the Closing Date;

                  (ii) each share of GOLD Common and GOLD Preferred stock held in the treasury of GOLD shall not be converted into the right to receive cash pursuant to 1.1(a)(i) and shall be canceled and retired and cease to exist;

                  (iii)  SILVER  will  provide  funds   sufficient  to  pay  the
     obligations of the Surviving Corporation set out in Section 1.1(a)(i) above;

                  (iv) shares of GOLD Common held by shareholders duly exercising rights, if any, pursuant to K.S.A. ss. 17-6712 ("Dissenting Shareholders") shall not be converted into the right to receive cash pursuant to Section 1.1(a)(i); and

                  (v) each share of common stock, par value $0.01 per share, of SAC shall be converted into one share of common stock, par value $1.00 per share, of the First Merger Surviving Corporation.


      (b) Second Merger. Immediately following completion of the Merger, the First Merger Surviving Corporation shall merge with and into SILVER. SILVER shall be the surviving corporation (hereinafter sometimes referred to as the "Surviving Corporation") in the Second Merger, and shall continue its corporate existence under the laws of the State of Delaware. Upon consummation of the Second Merger, the separate corporate existence of First Merger Surviving Corporation shall terminate.

      At the effective time of the Second Merger, by virtue of the Second Merger and without any action on the part of the holder of any shares of the capital stock of the First Merger Surviving Corporation:

                  (i) each share of common stock, par value $1.00 per share, of the First Merger Surviving Corporation shall be cancelled and retired and no shares of SILVER common stock or other consideration shall be delivered in exchange therefor; and

                  (ii) each share of common stock and preferred stock of SILVER issued and outstanding prior to the effective time of the Second Merger shall be unaffected by the Second Merger and shall remain issued and outstanding.

GOLD shall, at the request of SILVER, take all necessary and appropriate action prior to the Merger (including executing any appropriate consent, notice or other instrument) to cause the Second Merger to become effective immediately after the Merger in accordance with Section 17-6703 of the Kansas General Corporation Code and Section 253 of the Delaware General Corporation Law.

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

     1.2 Merger/Conversion of Subsidiary Banks. Subject to the reservation of rights set forth in Section 9.18 and any changes as may be required by any applicable Regulatory Authority, (i) GOLD before the Effective Time will cause Gold Bank, an Oklahoma state bank, and Gold Bank, a Florida state bank and Gold Bank, a Kansas state bank to be merged into a single bank (collectively, the "Bank Mergers"), provided that the merger of Gold Bank, an Oklahoma state bank, into Gold Bank, a Kansas state bank, shall be consummated as soon as possible after the date hereof and (ii) immediately following the Second Merger, the bank surviving the Bank Mergers will be converted into a federal savings bank either directly, or indirectly by merger with an interim federal savings bank established by SILVER for that purpose (the "Conversion"). As a result of the Bank Mergers, the Merger and the Conversion, Surviving Corporation shall become a savings and loan holding company subject to the supervision and regulation of the Office of Thrift Supervision (the "OTS").

     1.3 Payment and Cancellation of Options. As soon as practicable following the date of this Agreement, the Board of Directors of GOLD (or, if appropriate, any committee thereof administering the GOLD stock plans) shall make such commercially reasonable efforts to affect the adjustment of the terms of all outstanding options to acquire GOLD Common, whether vested or unvested, as necessary to provide that, immediately after the Effective Time, each such option outstanding immediately prior to the Effective Time shall be canceled, and the holder thereof (as designated on Schedule 2.2 of the Disclosure Memorandum previously delivered to SILVER by GOLD) shall then become entitled in full satisfaction of such cancellation to receive, immediately following the Effective Time, a single lump sum cash payment in an amount equal to the product of (1) the excess, if any, of the per share price described in Section 1.1(a)(i) over the exercise price per share of such option, and (2) the number of shares of GOLD Common for which such option shall not theretofore have been exercised. Following the Effective Time, Surviving Corporation shall pay all amounts payable to holders of such options according to the preceding sentence, which shall be subject to any required withholding of taxes and shall be paid without interest. GOLD shall use commercially reasonable efforts to ensure that following the Effective Time no holder of any option to acquire GOLD Common or any participant in any GOLD stock plan or GOLD Plans shall have any right thereunder to acquire capital stock of GOLD, SAC or the Surviving Corporation. The Board of Directors shall adopt resolutions which shall include provisions that any such cash payment will not be subject to Section 16(b) of the Exchange Act. GOLD will use commercially reasonable efforts to cause all of its directors and officers to agree in writing that they will exercise outstanding options prior to closing or accept a cash out payment equal to the difference between the exercise price of such options and $16.60, subject to withholding applicable taxes.

     1.4 Closing; Closing Date; Filing of Merger Documents. Unless this Agreement shall have been terminated and the Merger herein contemplated shall have been abandoned pursuant to Article VIII, a closing (the "Closing") will be held as soon as practicable, on a date mutually agreed upon, but in any event within five (5) business days after all conditions hereto (other than conditions which relate to actions to be taken at Closing) shall have been satisfied or waived, as appropriate. The Closing shall be held at a location and time as agreed by the Parties, on the same date that the Effective Time occurs, unless otherwise agreed by the Parties (the "Closing Date"), at which time and place the documents referred to in Articles VI and VII hereof will be exchanged by the parties hereto and, immediately thereafter, Certificates of Merger shall be filed

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

with the Delaware Secretary of State, and Articles of Merger shall be filed with the Kansas Secretary of State for both the Merger and the Second Merger.

     1.5 Effect on Shares. After the Effective Time, each shareholder of GOLD shall be entitled, upon surrender of certificates representing shares of GOLD Common accompanied by a duly completed and executed letter of transmittal in the form to be sent to all such shareholders (as provided in Section 1.6 hereof) to the paying agent, which shall be the American Stock Transfer & Trust Company, unless otherwise agreed to by the Parties (the "Paying Agent"), to receive in substitution therefor, an amount determined by multiplying (i) the number of shares of GOLD Common represented by the certificates surrendered by (ii) the amount set forth in Section 1.1(a)(i). If outstanding certificates for shares of GOLD Common are not surrendered or the cash payment therefor not claimed prior to three (3) years after the Effective Time (or, in any particular case, prior to such earlier date on which such cash payments would otherwise escheat to or become the property of any Governmental Authority), the unclaimed amounts shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

     1.6  Paying Procedures.
          -----------------

          (a) As soon as practicable after the Effective Time, and in no event later than five (5) business days thereafter, the Paying Agent shall mail and otherwise make available to each person who, as of the Effective Time, was the record holder of one or more certificates representing shares of GOLD Common, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such certificate or certificates shall pass, only upon proper delivery of such certificate or certificates to the Paying Agent) and instructions for use in effecting the surrender of such certificates. Upon surrender to the Paying Agent of certificates representing GOLD Common together with such letter of transmittal, duly executed, the Paying Agent shall promptly pay to the persons entitled thereto in cash an amount determined by multiplying
(i) the number of shares of GOLD Common represented by the certificate or certificates so surrendered by (ii) the amount set forth in Section 1.1(a)(i), less any transfer or other taxes, if any, payable in connection therewith. No interest will be paid or accrued on the cash payable upon the surrender of such certificates.

          (b) If payment is to be made to a person other than the one in whose name a surrendered certificate is registered, it shall be a condition of payment that the certificate so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment either pay any transfer or other taxes required by reason of the payment to a person other than the registered holder of the certificate surrendered or establish to the satisfaction of the Surviving Corporation that such transfer or other taxes have been paid or are not applicable.

          (c) Each of the Paying Agent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any former holder of GOLD Common such amounts as may be required to be deducted or withheld therefrom under the Internal Revenue Code or state, local or foreign law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid.

          (d) Notwithstanding anything to the contrary in this Section 1.6, neither the Paying Agent, the Surviving Corporation nor any party hereto shall be liable to a holder of shares of GOLD Common for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

     1.7 Certificate Delivery. At or after the Effective Time the Surviving Corporation shall deliver to the shareholders of SILVER certificates representing the Surviving Corporation common stock and Surviving Corporation preferred stock.

     1.8 Lost or Stolen Certificate. In the event that any certificates for GOLD Common shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, together with such other documents required under Section 1.6 above, such cash as is required pursuant to this Agreement; provided, however, that the Paying Agent, may, in its discretion and as a condition precedent to the payment of cash, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against the Surviving Corporation or the Paying Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

     1.9 Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of GOLD, or SAC and SILVER, the officers and directors of the Surviving Corporation shall be fully authorized (in the name of SILVER, SAC, GOLD, the Surviving Corporation and otherwise) to take all such necessary action.

     1.10 Continued Existence. At the Effective Time, the effect of the Merger shall be as provided by the applicable provisions of the Kansas General Corporation Code and the General Corporation Law of the State of Delaware. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time: the separate existence of SAC shall cease; GOLD shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of SAC and GOLD; all obligations belonging to or due each of SAC and GOLD shall be vested in, and become the obligations of, GOLD without further act or deed; title to any real estate or any interest therein vested in either of SAC or GOLD shall not revert or in any way be impaired by reason of the Merger; all rights of creditors and all liens upon any property of either of SAC or GOLD shall be preserved unimpaired; and GOLD shall be liable for all the obligations of each of SAC and GOLD and any claim existing, or action or proceeding pending, by or against either of SAC and GOLD may be prosecuted to judgment, with right of appeal, as if the Merger had not taken place. Immediately after the Merger and pursuant to the Second Merger: the separate existence of GOLD shall cease; the Surviving Corporation shall possess all assets and property of every description, and every interest therein, wherever located, and the rights, privileges, immunities, powers, franchises and authority, of a public as well as of a private nature, of each of the Parties; all obligations belonging to or due each of the Parties

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

shall be vested in, and become the obligations of, the Surviving Corporation without further act or deed; title to any real estate or any interest therein vested in each of the Parties shall not revert or in any way be impaired by reason of the Second Merger; all rights of creditors and all liens upon any property of each of the Parties shall be preserved unimpaired; and the Surviving Corporation shall be liable for all the obligations of each of the Parties and any claim existing, or action or proceeding pending, by or against each of the Parties may be prosecuted to judgment, with right of appeal, as if the Second Merger had not taken place.

     1.11 Certificate of Incorporation. The Certificate of Incorporation of SILVER, as amended and restated immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation until further altered, amended or repealed as provided by law.

     1.12 By-Laws. The By-Laws of SILVER as in effect immediately prior to the Effective Time shall be the By-Laws of the Surviving Corporation ("By-Laws") until further altered, amended or repealed as provided by law.

     1.13 Directors; Officers. The directors of the Surviving Corporation at the Effective Time shall be those directors of SILVER in office immediately prior to the Effective Time. The officers of the Surviving Corporation at the Effective Time shall be those officers of SILVER in office immediately prior to the Effective Time.

     1.14 Registered Office. The Surviving Corporation shall be governed by the laws of the State of Delaware, and the address of its registered office in that state shall be that of SILVER.

     1.15 Dissenters' Rights. If any Dissenting Shareholder shall be entitled to the payment of the value of the shareholder's Common Shares as provided in
Section 17-6712 of the Kansas General Corporation Code, GOLD shall give SILVER notice thereof and SILVER shall have the right to participate in all negotiations and proceedings with respect to any such demands. GOLD shall not, except with the prior written consent of SILVER, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment. If any Dissenting Shareholder shall fail to perfect or shall have effectively withdrawn or lost the right to dissent, the shares held by such shareholder shall thereupon be entitled to be surrendered in exchange for the amount of cash as provided in Section 1.1(a)(i) and 1.6.

              ARTICLE II - REPRESENTATIONS AND WARRANTIES OF GOLD

     Except as set forth in the GOLD SEC Reports filed prior to February 1, 2004 and the memorandum previously delivered by GOLD to SILVER, which contains specific disclosures corresponding to each applicable representation and warranty set forth below ("GOLD Disclosure Memorandum"), GOLD hereby represents and warrants to SILVER as follows:

      2.1  Corporate Organization, Authorization, etc.
           ------------------------------------------

      (a) GOLD is a corporation duly organized, validly existing and in good standing under the Laws of the State of Kansas and has full corporate power and authority to conduct its business as it is now being conducted and to own or lease the properties and assets it now owns or holds under lease; is duly qualified or licensed to do business and is in good standing in every jurisdiction where the character of its business or the nature of its properties makes such qualification or licensing necessary, except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on GOLD. GOLD has full corporate power and authority to enter into this Agreement, and, subject to shareholder approval, to consummate the transactions contemplated herein. This Agreement has been duly executed and delivered by GOLD and, is a valid and binding agreement of GOLD enforceable against GOLD in accordance with its terms, subject to Laws relating to bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and subject to the approval of the shareholders as required by the Kansas General Corporation Code and the approvals described in Section 2.4, the consummation by GOLD of the Merger has been duly authorized by all necessary corporate action. GOLD is duly registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. GOLD has heretofore delivered to SILVER true, accurate and complete copies of the Articles of Incorporation and By-Laws of GOLD as in effect as of the date of this Agreement.

          (b) The Board of Directors of GOLD, at a meeting duly called and held under applicable laws and its Articles of Incorporation and By-Laws ("GOLD Approval"), has (i) approved this Agreement and the transactions contemplated herein; (ii) subject to Sections 5.4(c) and 5.10 hereof, directed that this Agreement and the transaction contemplated hereby be submitted for consideration by GOLD's shareholders at a special meeting to be duly called and held as soon as practicable; (iii) subject to Sections 5.4(c) and 5.10 hereof, determined that this Agreement and this transaction contemplated hereby are fair to and in the best interests of GOLD and its shareholders, and recommended that the shareholders of GOLD adopt this Agreement. The Board of Directors of GOLD has taken all actions so that the restrictions contained in Section 17-12,100 of the Kansas General Corporation Code applicable to a "business combination" (as defined in Section 17-12,101), will not apply to SAC or SILVER during the pendency of this Agreement, including the execution, delivery or performance of this Agreement and the consummation of the transactions contemplated herein. No other state takeover statute, or similar statute or regulation, applies to GOLD with respect to this Agreement or the Merger.

     2.2 Authorized and Outstanding Stock. The authorized capital stock of GOLD consists of 50,000,000 shares of common stock, par value $1.00 per share, and 50,000,000 shares of preferred stock, no par value. As of February 17, 2004, 39,840,142 shares of GOLD Common were issued and outstanding, and 4,824,575 shares of GOLD Common were held as treasury stock by GOLD, and after such date the only additional shares issued or that will be issued were or will have been so issued pursuant to those stock options and restricted stock awards described in the Disclosure Memorandum described below. As of the date of this Agreement, no shares of preferred stock of GOLD are issued and outstanding, and no previously issued and redeemed shares are held in treasury. All of such issued and outstanding shares of GOLD Common are validly issued, fully paid and nonassessable. Except as set forth above, GOLD does not have outstanding any other shares of its capital stock or any other securities or indebtedness having the right to vote on any matters on which holders of GOLD Common may vote. Except as set forth in the Disclosure Memorandum, GOLD does not have outstanding, and is not bound by, any subscriptions, options, warrants, calls, commitments, Rights, "phantom" stock rights, stock rights agreements, stock-based performance units, Contracts or any other instrument obligating GOLD to issue or deliver any additional shares of its capital stock or any other securities or indebtedness having the right to vote on any matters on which holders of GOLD Common may vote, including any right of conversion or exchange under any outstanding security or other instrument. There are no outstanding stock appreciation rights or other Rights that are in any way linked to the price of any capital stock of GOLD. There are not any outstanding contractual obligations of GOLD to repurchase, redeem or otherwise acquire any shares of GOLD Common Stock. The holders of the capital stock of GOLD have no preemptive rights. As of February 17, 2004, there were outstanding and unexercised options to purchase a total of 1,196,142 shares of GOLD Common. The Disclosure Memorandum lists the name of each optionee holding such outstanding and unexercised options and includes with respect to each optionee: (a) the number of options granted; (b) the number of such options which are vested and unvested as of February 11, 2004; (c) the exercise price; (d) identification of the plan, agreement or other document under which such options were issued to the optionee or by which they are governed; and (e) the number of options of the optionee that are qualified and non-qualified pursuant to the Code.

     2.3 Subsidiaries, Affiliates, etc. The Disclosure Memorandum sets forth, as of the date thereof, a true and complete list of GOLD's Subsidiaries. GOLD owns, either directly or indirectly through a wholly-owned Subsidiary, 100% of the issued and outstanding capital stock of each Subsidiary, including without limitation, Gold Bank, a duly organized and validly existing Kansas state bank, Gold Bank, a duly organized and validly existing Oklahoma state bank, and Gold Bank, a duly organized and validly existing Florida state bank (hereinafter referred to individually as a "Bank Subsidiary" and collectively as the "Bank Subsidiaries"). Neither GOLD nor any Subsidiary owns any material amount of any shares of stock of any corporation or material amount of any equity interest in a partnership, joint venture or other business entity, and neither GOLD nor any of the Subsidiaries controls any other corporation, partnership, joint venture or other business entity by means of a management contract. Each of the Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction set forth opposite its name in the Disclosure Memorandum. Each Subsidiary has full corporate power and authority to carry on its business as it is now being conducted and to own or lease the property and assets it now owns or holds under lease; and is duly qualified or licensed to do business and is in good standing in every other state of the United States where the character of its business or the nature of its properties make such qualification or licensing necessary except for such jurisdictions in which the failure to be so qualified or licensed is not reasonably likely, individually or in the aggregate, to have a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole. None of the Subsidiaries has outstanding, or is bound by, any subscriptions, options, warrants, calls, commitments, Rights, "phantom" stock rights, stock-based performance units or Contracts or any other instrument obligating GOLD or any of its Subsidiaries to issue or deliver any shares of its capital stock or any other securities or indebtedness having the right to vote on any matters on which holders of Subsidiaries common stock may vote, including any right of conversion or exchange under any outstanding security or other instrument and Subsidiaries are not obligated to issue any shares of their capital stock for any purpose. There are no outstanding stock appreciation rights or other Rights that are in any way linked to the price of any capital stock of Subsidiaries. There are not any outstanding contractual obligations of a Subsidiary to repurchase, redeem or otherwise acquire any shares of its capital stock. All shares of the Subsidiaries which are owned by GOLD or one of the Subsidiaries are free and clear of all Liens, claims and encumbrances of whatever nature and all such shares are validly issued and fully paid. Subsidiaries do not have outstanding any other shares of their capital stock, or any other securities or indebtedness having the right to vote on any matters on which a holder of Subsidiary common stock may vote. There are no unsatisfied preemptive rights in respect to the capital stock of any of the Subsidiaries. Each of GBCI Capital Trust, GBCI Capital Trust II and ABI Capital Trust has fewer than 300 record owners of preferred securities. The deposit accounts of each of the Bank Subsidiaries are insured by the Federal Deposit Insurance Corporation through the Bank Insurance Fund to the fullest extent permitted by law (some of the deposit accounts of Gold Bank, a Kansas state chartered bank, are insured by the Savings Association Fund), and all premiums and assessments required to be paid in connection therewith have been paid when due. GOLD has previously made available to SILVER true, accurate and complete copies of the currently effective Articles of Incorporation and By-Laws, or equivalent organizational documents, of each of the Subsidiaries.

     2.4 Consents, Approvals, Filings, etc., of Governmental Authorities. Except for (i) approval of the Board of Governors of the Federal Reserve System (the "Federal Reserve"), the Office of Thrift Supervision (the "OTS"), and the Kansas State Bank Commissioners; (ii) notice to the Federal Deposit Insurance Corporation (the "FDIC") and the Oklahoma and Florida State Bank Commissioners;
(iii) any required filing with Kansas Insurance Department; (iv) any required filing or notification with the Department of Justice and/or Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iv) with respect to Gold Financial Services, Inc. or any of its subsidiaries, any required filings or approvals under the Investment Company Act of 1940, as amended, or the Investment Advisers Act of 1940, as amended (the "Advisors Act"), (v) any required filings or approvals with respect to the change in control of GOLD's trust company Subsidiary and its broker-dealer subsidiary; (vi) filings and consents required with respect to SILVER's assumption of liability for GOLD's outstanding trust preferred securities and the delisting of such trust preferred securities from the Nasdaq, (vii) filing a proxy statement with the SEC in accordance with the Exchange Act and the regulations promulgated thereunder; and (viii) filing and recordation of appropriate merger documents as required by Kansas General Corporation Code and the Delaware General Corporation Law, the Florida Business Corporation Act and the Oklahoma General Corporation Act, no consents or approvals of or filings or registrations with any Governmental Authority of the United States, of any state thereof or with any third party are necessary in connection with the execution and delivery by GOLD of this Agreement or the consummation by GOLD of the transactions contemplated herein, other than any such consent, approval, filings or registrations which if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole.

     2.5   SEC Filings and Financial Statements.
           ------------------------------------

           (a) GOLD has filed and made available to SILVER a true and complete copy of each report, schedule, registration statement and definitive proxy statement filed by GOLD with the SEC since January 1, 1999 (the "GOLD SEC Reports"), which are all the reports that GOLD was required to file with the SEC since such date. As of their respective dates (or if amended or superseded by a filing after such date, then on the date of such subsequent filing), each of the GOLD SEC Reports complied in all material respects with the requirements of the

Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such GOLD SEC Report, and, to the extent not included in the Securities Act or the Exchange Act, the Sarbanes-Oxley Act of 2002 (the "Sarbanes-Oxley Act"), and none of the GOLD SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (except any statements or omissions therein which were amended, corrected or otherwise disclosed or updated in a subsequent GOLD SEC Report). Each of the "principal executive officer" of GOLD and the "principal financial officer" of GOLD (in each case, as defined by the Sarbanes-Oxley Act), or a predecessor thereto, has made all certifications required by Sections 302 and 906 of the Sarbanes-Oxley Act, and the rules and regulations of the SEC promulgated thereunder, with respect to GOLD SEC Reports requiring such certifications.

          (b) The audited financial statements and the unaudited financial statements of GOLD (including in each case, the notes thereto) contained in GOLD SEC Reports filed on Form 10-K or Form 10-Q, including GOLD SEC Reports filed subsequent to the date hereof on such forms, (i) are or will be prepared in accordance with GAAP (except as may be indicated in the notes to such financial statements or, in the case of unaudited financial statements, as permitted by Form 10-Q and by Rule 10-01 of Regulation S-X promulgated by the SEC), and (ii) present or will present fairly the consolidated financial position of GOLD and its Subsidiaries as of their respective dates, and the consolidated results of operations and cash flows for the periods indicated (except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments, and except for the absence of certain footnote information in the unaudited statements).

          (c) Neither GOLD nor any of its Subsidiaries has any material liabil-ity or obligation of a type which would be required to be included in a balance sheet prepared in accordance with GAAP, whether accrued or contingent, due or not yet due, liquidated or unliquidated, or otherwise, (i) except and to the extent disclosed or reflected in the financial statements included in the GOLD SEC Reports, or (ii) except for liabilities and obligations incurred in the ordinary course of business since the date of the last financial statements included in the GOLD SEC Reports, which individually and in the aggregate are not reasonably likely to result in a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole.

      2.6   Absence of Undisclosed Liabilities.
            ----------------------------------

            (a) There are no liabilities of GOLD or any of the Subsidiaries of any nature, whether accrued, absolute, contingent, or otherwise, whether due or to become due, that are reasonably likely to have a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole, except for liabilities incurred since December 31, 2003 (the "Balance Sheet Date") in the ordinary course of business.

            (b) Neither GOLD nor its Subsidiaries is a party to a pending action which is reasonably likely to result in a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole.

      2.7 Absence of Changes. Since the Balance Sheet Date, there has been no change in the business, results of operations, financial condition or liabilities (accrued, absolute, contingent or otherwise), or other occurrence or events with respect to GOLD or the Subsidiaries, that has had or is reasonably likely to have a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole. Since the Balance Sheet Date, there has been no event or occurrence with respect to GOLD or the Subsidiaries described in Section 4.2 hereof (as if the restrictions in such section commenced on the Balance Sheet Date but subject to the exceptions set forth in Article IV).

      2.8 Proxy Statement, etc. GOLD's definitive proxy statement with respect to the Merger (the "Proxy Statement"), on the date it is mailed to GOLD's shareholders, will comply as to form with requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, that no representation or warranty is made by GOLD with respect to any information which is furnished to GOLD by SILVER in writing for the specific purpose of inclusion in the Proxy Statement.

      2.9 No Violation. Neither the execution, delivery and performance of this Agreement by GOLD, nor the consummation by GOLD of the transactions contemplated hereby will (i) conflict with or result in a breach of any provision of the respective Articles of Incorporation or bylaws (or similar governing documents) of GOLD or any Subsidiary; (ii) result in a violation or breach of or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration or Lien) under any of the terms, conditions or provisions of any Contract to which GOLD or any Subsidiary is a party or by which any of them or their respective properties or assets are bound; (iii) violate any order, writ, injunction, decree to which GOLD or a Subsidiary is subject, or any law, statute, rule or regulation applicable to GOLD or any Subsidiary or any of their respective properties or assets except, in the case of the foregoing clauses (ii) and (iii), for violations, breaches or defaults that would not, either individually or in the aggregate, be reasonably likely to result in a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole.

      2.10 Brokerage/Fairness Opinion. Except for fees payable to GOLD Advisor (as set forth in the Advisor Letter), neither GOLD nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement. A copy of the letter agreement between GOLD Advisor and GOLD (the "Advisor Letter"), has been previously delivered by GOLD to SILVER. Prior to the execution of this Agreement, GOLD has received an opinion from Sandler O'Neill & Partners, L.P. (the "GOLD Advisor"), dated the date of this Agreement, to the effect that, as of such date the consideration to be received by the stockholders of GOLD in the Merger, is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

      2.11  Tax Matters.
            -----------

            (a) As of the date of this Agreement, GOLD and the Subsidiaries have properly filed all federal, state, local and foreign Tax Returns required to be filed ("Returns"), and all Taxes shown by such returns to be due and payable have been paid or are or will be reflected as a Liability on the December 31, 2003 Balance Sheet. GOLD's federal income tax Returns have been filed with the Internal Revenue Service (the "IRS") through its fiscal year 2002, and all of state, local and foreign tax authorities have been paid or such taxes have been reserved for in the December 31, 2003 Balance Sheet, and, at the date hereof, GOLD has not given or received an outstanding request to give any waiver of any statute of limitations relating to the payment of federal, state, local or foreign Taxes. The reserves for Taxes specifically reflected on the December 31, 2003 Balance Sheet are adequate to cover all federal, state, local and foreign Tax liabilities payable by GOLD and the Subsidiaries for the period prior to the date of such balance sheet. GOLD has previously delivered to SILVER copies of the federal income tax returns of GOLD and the Subsidiaries for each of the periods ended December 31, 2001 and 2002.

          (b) GOLD and the Subsidiaries as of the Effective Time will have with-held with respect to their employees all federal, state and local income taxes, and other Taxes required to be withheld, except such Taxes which would not have a Material Adverse Effect on GOLD and the Subsidiaries, taken as a whole.

          (c) No audit or other examination of any Returns of GOLD or any of the Subsidiaries by any Tax authority is presently in progress, nor has GOLD been notified of any such audit or other examination.

          (d) No adjustment relating to any Returns filed by GOLD or any of the Subsidiaries has been proposed in writing formally, or to the Knowledge of GOLD informally, by any Tax authority to GOLD or any representative thereof.

          (e) There is no contract, agreement, plan or arrangement to which GOLD or any of the Subsidiaries is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, covering any employee or former employee of GOLD or any of the Subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which GOLD or any of the Subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (f) Neither GOLD nor any of the Subsidiaries has filed any consent agreement under Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by GOLD or any of the Subsidiaries.

          (g) Neither GOLD nor any of the Subsidiaries (i) is a party to any Tax sharing or Tax allocation agreement, arrangement or understanding (excepting one another), (ii) is liable for the Taxes of any other person (excepting one another) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise, and (iii) is a party to any joint venture, partnership or other arrangement that could be treated as a partnership for income Tax purposes. There are no Claims pending, or to the Knowledge of GOLD, threatened against GOLD or any of its Subsidiaries alleging liability for any unpaid or delinquent Tax due under any consolidated federal income Tax Return of any affiliated group of which GOLD or any Subsidiary was previously a member.

          (h)   Neither  GOLD  nor  any  of  the  Subsidiaries  has  constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two years prior to the date of the Agreement or (ii) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

          (i) None of GOLD's or the Subsidiaries' assets are tax exempt use property within the meaning of Section 168(h) of the Code.

          (j) Each of Gold RE Holdings I, LLC and Gold RE Holdings III, LLC was formed for valid business purposes, has since its organization, and presently meets the requirements of qualification as a Real Estate Investment Trust under Section 856 of the Code.

     2.12  Employee Benefit Plans.
           ----------------------

          (a) All employee compensation, incentive, fringe or benefit plans, programs, policies, commitments, agreements or other arrangements including golden parachute agreements (whether or not set forth in a written document and including, without limitation, all "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) covering any active or former employee, director or consultant of GOLD ("GOLD Employee" which shall for this purpose mean an employee of GOLD or an ERISA Affiliate (as defined below)), any subsidiary of GOLD or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with GOLD within the meaning of Section 414 of the Code (an "ERISA Affiliate"), or with respect to which GOLD has or, to its Knowledge, may in the future have Liability, are listed in Disclosure Memorandum (the "GOLD Plans"). GOLD has provided or will make available to SILVER: (i) correct and complete copies of all documents embodying each GOLD Plan including (without limitation) all amendments thereto, all related trust documents, and all material written agreements and contracts relating to each such GOLD Plan; (ii) the most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Internal Revenue Code in connection with each GOLD Plan; (iii) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each GOLD Plan; (iv) all IRS determination, opinion, notification and advisory letters; (v) all material correspondence to or from any governmental agency relating to any GOLD Plan; (vi) all forms and related notices required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"); (vii) the most recent discrimination tests for each GOLD Plan; (viii) the most recent actuarial valuations, if any, prepared for each GOLD Plan; (ix) if the GOLD Plan is funded, the most recent annual periodic accounting of the GOLD Plan assets; and (x) all communication to GOLD Employees relating to any GOLD Plan and any proposed GOLD Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules, or other events which would result in any material liability to GOLD and its Subsidiaries, taken as a whole, or any ERISA Affiliate.

         (b) Each GOLD Plan has been maintained and administered in all material respects in compliance with its terms and with the requirements prescribed by any and all Laws (foreign or domestic), including but not limited to ERISA and the Code, which are applicable to such GOLD Plans and all Returns that are required to be filed have been filed. No Litigation (excluding claims for benefits incurred in the ordinary course of GOLD Plan activities) has been brought, or to the Knowledge of GOLD, is threatened against or with respect to any such GOLD Plan. There are no audits, inquiries or proceedings pending or, to the Knowledge of GOLD, threatened by the IRS or Department of Labor (the "DOL") with respect to any GOLD Plans. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the GOLD Plans have been timely made or accrued. Any GOLD Plan intended to be qualified under Section 401(a) of the Code and each trust intended to qualify under Section 501(a) of the Internal Revenue Code (i) has either obtained a favorable determination, notification, advisory and/or opinion letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation. No condition or circumstance exists giving rise to a material likelihood that any such GOLD Plan would not be treated as qualified by the IRS. GOLD does not have any plan or commitment to establish any new GOLD Plan, to modify any GOLD Plan (except to the extent required by law or to conform any such GOLD Plan to the requirements of any applicable Law, in each case as previously disclosed to SILVER in writing, or as required by the terms of any GOLD Plan or this Agreement), or to enter into any new GOLD Plan. Each GOLD Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to SILVER, GOLD or any of its ERISA Affiliates (other than ordinary administration expenses).

         (c) Neither GOLD, any of its Subsidiaries, nor any of their ERISA Affiliates has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code and at no time has GOLD contributed to or been requested to contribute to any "multiemployer plan," as such term is defined in ERISA. Neither GOLD, any of its Subsidiaries, nor any officer or director of GOLD or any of its Subsidiaries is subject to any material Liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. No "prohibited transaction," within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code and Section 408 of ERISA, has occurred with respect to any GOLD Plan which could subject GOLD or its ERISA Affiliates to material Liability.

         (d) None of the GOLD Plans promises or provides retiree medical or other retiree welfare benefits to any person except as required by applicable law, and neither GOLD nor any of the Subsidiaries has represented, promised or contracted to provide such retiree benefits to any GOLD Employee, former employee, director, consultant or other person, except to the extent required by statute.

          (e) Except as would not have a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole, GOLD is in compliance in all material respects with all applicable material foreign, federal, state and local Laws, respecting employment, employment practices, terms and conditions of employment and wages and hours.

          (f) Neither the execution and delivery of this Agreement nor the con-summation of the transactions contemplated hereby either alone or in connection with any other event will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any stockholder, director or GOLD Employee or any of the Subsidiaries under any GOLD Plan or otherwise; (ii) materially increase any benefits otherwise payable under any GOLD Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

     2.13  Real and Personal Property.
           --------------------------

          (a) GOLD or one of its Subsidiaries has good and marketable title to all real property and owns all personal property (i) reflected on the December 31, 2003 Balance Sheet as being owned by GOLD or its Subsidiaries, (ii) thereafter acquired by GOLD or any of its Subsidiaries or (iii) owned by GOLD or any of its Subsidiaries at December 31, 2003 but which assets have been written down to zero (except in each case for assets disposed of by GOLD or its Subsidiaries in the ordinary course of business since December 31, 2003), in each case free and clear of any Liens, except as reflected on the December 31, 2003 Balance Sheet, and except for (i) Liens for current Taxes and assessments not yet due and payable or which can be paid hereafter without penalty, (ii) inchoate mechanic and materialmen's Liens for construction in progress, (iii) workmen's, repairmen's, warehousemen's, and carrier's and other similar Liens arising in the ordinary course of business, (iv) with respect to the Bank Subsidiaries, pledges to secure deposits and other Liens incurred in the ordinary course of their banking business, and (v) such imperfections or irregularities of title or Liens as do not materially interfere with the present or proposed use of such assets or property which are subject thereto, or materially impair the business and operations relating to real property of GOLD and its Subsidiaries, taken as a whole; provided, however, that this representation and warranty shall not extend to those assets of GOLD and its Subsidiaries which in the aggregate are not material to the business, results of operations, prospects or financial condition of GOLD and its Subsidiaries, taken as a whole. The Disclosure Memorandum contains a complete list of all real property owned by GOLD or any of its Subsidiaries (other than OREO properties acquired and held by the Bank in the ordinary course of business).

          (b) Since December 31, 2003, neither GOLD nor any of its Subsidiaries has entered into any agreement or commitment to sell any property, real or personal, or any other assets of GOLD or any of its Subsidiaries other than in the ordinary course of business, nor has GOLD nor any of its Subsidiaries made any commitment or taken or failed to take any action which would cause any Lien to attach to any property, other than such Liens which are not reasonably likely to have a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole.

          (c) All tangible property and assets of GOLD or any of its Subsidiar-ies which are material to the business, results of operations, prospects or financial condition of GOLD and its Subsidiaries, taken as a whole, have been well maintained and are in good operating condition and repair, in all material respects, except for ordinary wear and tear.

     2.14  Leases.
           ------

          (a) The Disclosure Memorandum hereof contains a list of all real property leases (the "Real Property Leases") to which GOLD or any of its Subsidiaries is a party, either as lessor or lessee (the facilities subject to such Real Property Leases being referred to as the "Leased Facilities"). Each of the Real Property Leases is in full force and effect and neither GOLD nor any of its Subsidiaries nor, to GOLD's knowledge, any other party thereto has committed any Default thereunder, except for any Default, that individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole. No Consent is necessary under the terms of any Real Property Lease in connection with the Merger and the transactions contemplated by this Agreement except for any Consent, which if not obtained, would not reasonably be expected to result in a Material Adverse Effect upon GOLD and its Subsidiaries, taken as a whole.

          (b) The Disclosure Memorandum contains a list of all Leases with respect to personal property involving aggregate future payments of $100,000 or more (the "Personal Property Leases") to which GOLD or any of its Subsidiaries is a party, either as lessor or lessee (the personal property subject to such Personal Property Leases being referred to as the "Leased Personal Property"). Each of the Personal Property Leases is in full force and effect and neither GOLD nor any of its Subsidiaries nor, to GOLD's knowledge, any other party thereto has committed any material Default thereunder, except for any Default, that individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole. No Consent is necessary under the terms of any Personal Property Lease in connection with the Merger and the transactions contemplated by this Agreement except for any Consent, which if not obtained, would not reasonably be expected to result in a Material Adverse Effect upon GOLD and its Subsidiaries, taken as a whole.

     2.15  Intellectual Property.
           ---------------------

          (a) The Disclosure Memorandum lists all Intellectual Property that is owned by, and all licenses of Intellectual Property to, GOLD or its Subsidiaries. Each license of Intellectual Property is in full force and effect and neither GOLD nor any of its Subsidiaries, nor to GOLD's knowledge, any other party thereto, has committed a Default thereunder, except when any such Default would not reasonably be expected to have a Material Adverse Effect upon GOLD or its Subsidiaries, taken as a whole.

          (b) To the knowledge of GOLD, (i) neither GOLD nor any of its Subsid-iaries have infringed the Intellectual Property rights of any Person, (ii) none of the Intellectual Property used in the business of GOLD or its Subsidiaries infringes the Intellectual Property rights of any Person, and (iii) neither GOLD nor any of its Subsidiaries has received any notice of any claim of infringement, except when any infringement, or claim of infringement, would not reasonably be expected to have a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole.

          (c) Except for payments due under the licenses of Intellectual Prop-erty listed in the Disclosure Memorandum, neither GOLD nor any Subsidiary is obligated to pay any royalties or license fees to any Party for Intellectual Property.

      2.16 Certain Contracts, Agreements, Licenses. Except for those agreements set forth in the Disclosure Memorandum pursuant to Sections 2.13, 2.14 or 2.15, neither GOLD nor any Subsidiary is a party to any agreement which (i) involves or may involve aggregate future payments (whether in payment of debt, as a result of a guarantee or indemnification, for goods or services, royalties or otherwise) by any of them of $100,000 or more, other than Contracts which may be canceled on thirty (30) days notice or less without the payment of any penalty or other termination fee or agreements incurred by any Bank Subsidiary in the ordinary course and consistent with past practices of its banking business; (ii) is a franchise agreement of GOLD or any Subsidiary; or (iii) restricts (a) the geographical area in which GOLD or any of the Subsidiaries is permitted to operate or (b) GOLD or any of the Subsidiaries from engaging in any line of business within the financial services industry.

      2.17 Governmental Authorization. GOLD and each Subsidiary has all Permits that are or will be legally required to enable GOLD and each Subsidiary to conduct its business in all material respects as now conducted, except for any Permits, the absence of which might not reasonably be expected to have a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole.

      2.18  Contracts With and Loans to Officers and Employees.
            --------------------------------------------------

          (a) As of the date hereof, neither GOLD nor any of its Subsidiaries is a party to any written (i) Contracts for the employment of any officer or employee of GOLD or any of its Subsidiaries which is not terminable on 30 days' (or less) notice without the payment of any penalty or other termination fee or
(ii) consulting or similar Contracts with any officer or employee of GOLD or any or its Subsidiaries that is not terminated on thirty (30) days' (or less) notice without the payment of any penalty or other termination fee.

          (b) As of the date hereof, neither GOLD nor any of its Subsidiaries has made or committed to make any loan or extension of credit to, or guaranteed any obligation of, any officer or employee of GOLD or any of its Subsidiaries in violation of applicable banking laws or applicable provisions of the Sarbanes-Oxley Act.

      2.19 Insurance. GOLD and each of its Subsidiaries has in effect insur-ance coverage and bonds with nationally recognized insurers which, in respect to amounts, types and risks insured, management of GOLD reasonably believes to be adequate for the type of business conducted by such company. Neither GOLD nor any of its Subsidiaries are liable for any material retroactive premium adjustment. All such insurance policies and bonds are valid, enforceable and in full force and effect according to their respective terms, and since December 31, 2003 neither GOLD nor any Subsidiary has received any notice of any material premium increase or cancellation with respect to any of its insurance policies or bonds. All policies of insurance presently held or policies containing substantially equivalent coverage will be outstanding and in full force with respect to GOLD and each Subsidiary at all times from the date hereof to the Effective Date.

      2.20 Adequacy of Allowance for Loan Losses. All reserves for loan losses shown on GOLD's December 31, 2003 Financial Statements have been calculated in accordance with prudent and customary banking practices and, are adequate in all material respects in relation to the Financial Statements as a whole, to reflect all known and reasonably anticipated risk inherent in the loans of GOLD and the Subsidiaries. GOLD has no Knowledge of any fact which is likely to require a future material increase in the provision for loan losses or a material decrease in the loan loss reserve reflected in the December 31, 2003 Financial Statements. Each loan reflected as an asset on the financial statements of GOLD and its Subsidiaries is the legal, valid and binding obligation of the obligor of each loan, enforceable in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium, or other similar laws relating to creditors' rights generally and to general equitable principles. Each loan reflected as an asset on the financial statements of GOLD and its Subsidiaries complies in all material respects with applicable Laws, except for any noncompliance with Laws which, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect upon GOLD and its Subsidiaries, taken as a whole. No Subsidiary Bank has any loan exceeding its legal lending limit or known significant delinquent, substantial, doubtful, loss or other nonperforming loan that is not reflected in the Subsidiary Bank's list of doubtful loans, copies of which list have been made available to SILVER.

      2.21 Interest Rate Risk Management Instruments. Neither GOLD nor any Subsidiary is a party to any interest rate swaps, caps, floors, option agreements or other interest rate risk management arrangements to which GOLD or any of the Subsidiaries is a party or by which any of their properties or assets may be bound which could reasonably be expected to result in a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole. All interest rate swaps, caps, floors, option agreements and other interest rate risk management arrangements to which GOLD or any of its Subsidiaries is a party or by which any of their properties or assets may be bound were entered into in the ordinary course of business and, to the Knowledge of GOLD, in accordance with prudent banking practice and applicable rules, regulations and policies of Regulatory Authorities and with counterparties believed to be financially responsible at the time Each of the interest rate swaps, caps, floors, option agreements or other interest rate management arrangements to which GOLD or any of its Subsidiaries is a party is a valid obligation in full force and effect and neither GOLD nor any of its Subsidiaries nor, to GOLD's knowledge, any other party thereto has committed any material default thereunder.

      2.22 Material Contracts. All Material Contracts relating to the busi-ness, operations and finances of GOLD and its Subsidiaries are listed in the Disclosure Memorandum and are in full force and effect in accordance with their terms, and neither GOLD nor any Subsidiary, or to the Knowledge of GOLD, any counterparty, is in breach or default of any Material Contract, except for any breach or default, which either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole.

      2.23 Litigation. Neither GOLD nor any of its Subsidiaries is subject to any Order, having continuing effect, of any Governmental Authority of the United States or any state thereof. There is no Litigation or other proceedings pending or, to the Knowledge of GOLD, threatened, against GOLD or any Subsidiary or any of their property or assets as to which there is a reasonable possibility of an adverse determination and which, if adversely determined, could individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole.

      2.24 Labor Matters. There is no pending or threatened union organiza-tional effort, labor dispute, strike or work stoppage relating to employees of GOLD or the Subsidiaries which in the aggregate might reasonably be expected to have a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole. Neither GOLD nor any of the Subsidiaries is the subject of any pending organization effort or representation election by or with respect to a labor union.

      2.25  Environmental Matters.
            ---------------------

           (a) GOLD and the Subsidiaries are, and have been, in compliance with all Environmental Laws, except for violations which would not reasonably be expected to have individually or in the aggregate a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole.

           (b) There is no Litigation pending or, to the Knowledge of GOLD, threatened before any Governmental Authority of the United States or any state thereof in which GOLD or any of its Subsidiaries has been or, with respect to threatened Litigation, may be named as a defendant (i) for alleged noncompliance (including by any predecessor) with any Environmental Law or (ii) relating to the release into the environment of any Hazardous Material, whether or not occurring at, on, under, adjacent to, or affecting (or potentially affecting) a site owned, leased, or operated by GOLD or any of the Subsidiaries nor, to the Knowledge of GOLD, is there any reasonable basis for any Litigation of a type described in this sentence.

           (c) During the period of GOLD's or any of the Subsidiaries' owner-ship or operation of any of their respective real properties, to GOLD's Knowledge, there have been no storage or releases of Hazardous Material in, on, under, adjacent to, or affecting (or potentially affecting) such properties. Prior to the period of GOLD's or any of the Subsidiaries' ownership or operation of any of their respective current properties to the Knowledge of GOLD, there were no storage or releases of Hazardous Material in, on, under, or affecting any such property.

      2.26  Reports and Regulatory Communications.
            -------------------------------------

           (a) GOLD and its Subsidiaries have timely filed all reports and statements, together with any amendments required to be made with respect thereto, that were required to be filed with Regulatory Authorities, except for any failure to file which, either individually or in the aggregate, is not reasonably likely to result in a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole. As of the date of each such filing (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), each of such reports and documents, was accurate and complete and complied in all material respects with all applicable Laws, except for any inaccuracy or noncompletion, or any noncompliance with Laws, which, either individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on GOLD or its Subsidiaries, taken as a whole.

           (b) Neither GOLD nor any Subsidiary is subject to any regulatory enforcement action, nor has GOLD or any Subsidiary received during the past three years, any written communication from any Regulatory Authority threatening any regulatory enforcement action, that imposes or threatens to impose any material restrictions on the business or operations of GOLD or the Subsidiaries.

      2.27 No Action. Neither GOLD nor any of the Subsidiaries has taken any action or has any Knowledge of any fact or circumstance relating to GOLD that is reasonably likely to (i) prevent the transactions contemplated hereby, including the Merger, from being consummated, or (ii) materially impede or delay receipt of any consents of Regulatory Authorities.

      2.28  Certain SEC Filings.
            -------------------

           (a) Gold Capital Management, Inc. is a broker dealer registered under the Exchange Act and is adequately capitalized under the regulations promulgated under the Exchange Act. Gold Capital Management, Inc. is an investment adviser registered under the Advisers Act.

           (b) None of GOLD's other Subsidiaries are required to file any forms, reports or other documents with the SEC or any state securities regulatory authorities except for such filings for which the failure to file is not reasonably likely, either individually or in the aggregate, to have a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole.

           (c) Neither GOLD nor any Subsidiaries is under any obligation, contingent or otherwise, which will survive the Effective Time to register any of its securities under the Securities Act.

      2.29 Insurance Filings. Gold Insurance Agency, Inc., a Kansas insurance agency (herein referred to as "Insurance Agency Subsidiary") and a wholly-owned subsidiary of Gold Financial Services, Inc., is licensed by the Kansas Insurance Department to sell life insurance, annuities, disability insurance and credit life insurance and is in good standing with such Department. Insurance Agency Subsidiary has filed all forms, reports and documents required to be filed with applicable Regulatory Authorities and has made available to SILVER such forms, reports and documents in the form filed with the Regulatory Authorities. All such forms, reports and documents were complete and accurate in all material respects at the time they were filed.

      2.30 Disclosure Controls and Procedures. GOLD's and the Subsidiaries' records, systems and internal accounting controls, including data or information storage and maintenance systems, are in material compliance with the requirements of all Regulatory Authorities and applicable law. GOLD has devised and maintained a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

      2.31 Compliance with Applicable Law. GOLD and each of its Subsidiaries is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, permits, licenses, franchises, certificates of authority, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, if and to the extent applicable, the Sarbanes-Oxley Act of 2002, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act, the Uniting and Strengthening America by Providing Appropriate

Tools Required to Intercept and Obstruct Terrorism Act of 2001 (the "USA PATRIOT Act"), all other applicable fair lending and fair housing laws or other laws relating to discrimination (including, without limitation, anti-redlining, equal credit opportunity and fair credit reporting), truth-in-lending, real estate settlement procedures, adjustable rate mortgages disclosures or consumer credit (including, without limitation, the federal Consumer Credit Protection Act, the federal Truth-in Lending Act and Regulation Z thereunder, the federal Real Estate Settlement Procedures Act of 1974 and Regulation X thereunder, and the federal Equal Credit Opportunity Act and Regulation B thereunder) or with respect to the Flood Disaster Protection Act and the Bank Secrecy Act, except in each case for violations or possible violations of any such Laws that, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole.

      2.32 CRA Rating. As of the date hereof, each of the Bank Subsidiaries has a Community Reinvestment Act rating of "satisfactory" or better.

      2.33 Rights Agreement Inapplicable. The terms of the Merger and the transactions contemplated herein constitute a "Qualifying Offer" under the Rights Agreements, and no further action of the Board of Directors of Gold is required to prevent, or eliminate any requirement to provide for, the issuance of any securities under the Rights Agreement.

             ARTICLE III - REPRESENTATIONS AND WARRANTIES OF SILVER

      SILVER and SAC hereby represent and warrant to GOLD that:

      3.1 Organization, Authority. Each of SAC and SILVER is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, has full corporate power and authority to own and lease its properties, to carry on its business as presently conducted and to carry out the transactions contemplated hereby. SAC is a wholly-owned subsidiary of SILVER.

      3.2 Corporate Action. Each of SAC and ACQUISITION has full corporate power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. This Agreement has been duly authorized, executed and delivered by each of SAC and SILVER, is a valid and binding agreement of each of SAC and SILVER enforceable against each of SAC and SILVER in accordance with its terms, subject to Laws relating to bankruptcy, insolvency (including all applicable laws relating to fraudulent transfers), reorganization, moratorium or similar laws now or hereafter in effect relating to creditors' rights generally or to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law) and the consummation by each of SAC and SILVER of the Merger has been duly authorized by all necessary corporate action.

      3.3 No Parent Company. SILVER is currently owned by a single shareholder, but as of the Closing, no Person will own or Control, or has entered into a subscription agreement to acquire, 25% or more of any class of capital stock of SILVER.

      3.4 Brokers' and Finders' Fees. All negotiations relating to this Agree-ment and the transactions contemplated hereby have been conducted without the intervention of any Person acting on behalf of SILVER or SAC in such manner as to give rise to any valid claim against SILVER or SAC for any broker's or finder's fee or similar compensation, except for such fees that will be owed by SILVER to Keefe, Bruyette & Woods.

      3.5 Proxy Statement. The information which is furnished in writing by SILVER to GOLD for inclusion in the proxy statement pursuant to Section 5.4 hereof will include all information required with respect to SILVER and SAC that is required by the Exchange Act and the rules and regulations thereunder and will not be false or misleading with respect to any material fact or omit to state a material fact required to be stated therein or necessary to make statements therein, in light of the circumstances under which they were made, not misleading.

      3.6 Litigation. There is no Litigation or other proceedings pending or, to the Knowledge of SILVER and SAC, threatened, which Litigation or other proceeding would reasonably likely have a Material Adverse Effect on SILVER or SAC.

      3.7  Consents, Approvals, Filings, etc, of Governmental Authorities.
           --------------------------------------------------------------

          (a) Except for (i) approval of the Federal Reserve, the OTS, the Kansas State Bank Commissioners; (ii) notice to the FDIC and the Oklahoma and Florida State Bank Commissioners; (iii) any required filing with Kansas and other state insurance departments; (iv) any required filing or notification with the Department of Justice and/or Federal Trade Commission pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended; (iv) with respect to Gold Financial Services, Inc. or any of its subsidiaries, any required filings or approvals under the Investment Company Act of 1940, as amended, or the Advisers Act (v) any required filings or approvals with respect to the change in control of GOLD's trust company Subsidiary and its broker-dealer subsidiary; (vi) filings and consents required with respect to SILVER's assumption of liability for GOLD's outstanding trust preferred securities, and (vii) filing and recordation of appropriate merger documents as required by Kansas General Corporation Code and the Delaware General Corporation Law, the Florida Business Corporation Act and the Oklahoma General Corporation Act, no characteristic of SILVER or SAC or the nature of either's business or operations, requires any Consent, approval or authorization of, or declaration, filing or registration with, any Regulatory Authority in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated herein, other than any such consent, approval, filings or registrations which if not obtained or made, would not be reasonably likely to have a Material Adverse Effect on SILVER or SAC.

          (b) Each of SAC and SILVER has no Knowledge of any fact that would make it reasonably likely that SILVER or SAC, as the case may be, could not obtain any regulatory approval or authorization contemplated by Section 3.7(a).

      3.8 Access to Funds. Schedule 3.8 contains an accurate and complete de-scription of the financing (the "Financing") to be used by SILVER to complete the transactions contemplated by this Agreement and the amounts of common equity financing as to which SILVER has entered into binding written agreements with respect to the Financing as of the date of this Agreement, including the names of the parties to such agreements. SILVER has previously provided to GOLD copies of the subscription agreements (the "Subscription Agreements") between SILVER and certain investors related to the common equity financing that SILVER intends to use to consummate the Merger. As of the date of this Agreement, the Subscription Agreements reflect binding written agreements for at least eighty percent (80%) of the total amount of the common equity portion of the Financing (the "Initial Equity Commitments"), such commitments are in full force and effect, and SILVER has no reason to believe that any of the conditions to financing specified in the Subscription Agreements that are within the control of SILVER will not be satisfied in accordance with the terms of the Subscription Agreements. SILVER has recently delivered a letter from Keefe, Bruyette & Woods, Inc., dated as of a recent date, stating that it is highly confident that the preferred stock and notes financing portions of the Financing contemplated by the Private Placement (as defined in Schedule 3.8) will be obtained by the Closing Date in order to provide funding, together with the funding committed through the Subscription Agreements, to consummate the transactions contemplated by this Agreement.

      3.9 Ability to Pay Break-up Fee. SILVER has on the date hereof, and on the Closing Date will have, unencumbered liquid assets, without the completion of any portion of the Financing, to pay the Break-up Fee (pursuant to Section 8.3(b)(iv)) and all transaction costs that have been incurred and are reasonably expected to be incurred by SILVER in connection with the Merger and the Financing contemplated by this Agreement.

      3.10 Absence of Changes and Undisclosed Liabilities. SILVER and SAC are not a party to a pending action which is reasonably likely to (i) have a Material Adverse Effect on SILVER, (ii) prevent the transactions contemplated hereby, including the Merger, from being consummated, or (iii) materially impede or delay the receipt of any consents of any Regulatory Authority.

      3.11 No Action. Neither SILVER nor SAC has taken any action or has any Knowledge as of the date hereof of any fact relating to SILVER that is reasonably likely to (i) prevent the transaction contemplated hereby, including the Merger, from being consummated, or (ii) materially impede or delay the receipt of any consents or approvals of any Regulatory Authority.

                    ARTICLE IV - CONDUCT OF BUSINESS OF GOLD
                      PRIOR TO EFFECTIVE DATE OF THE MERGER

      GOLD agrees that, except (i) as permitted by this Agreement, (ii) as disclosed in the Disclosure Memorandum, (iii) as required by Law, or by a Governmental Authority of competent jurisdiction, or (iv) as otherwise consented to in writing by SILVER, during the period from the date hereof to the earlier of the Effective Time or the termination of this Agreement in accordance with its terms:

      4.1 Regular Course of Business of GOLD. GOLD and the Subsidiaries will carry on their respective businesses diligently in the ordinary course and substantially in the same manner as heretofore, and will use all commercially reasonable efforts to preserve their present business organizations intact, keep available the services of their present officers, agents and employees and preserve their present relationships with Persons having business dealings with them.

      4.2 Restricted Activities and Transactions of GOLD. GOLD and its Subsid-iaries will not:

           (a) repurchase, redeem or otherwise acquire, or issue, sell or deliver, split, reclassify, combine or otherwise adjust, or agree to issue, sell or deliver, split, reclassify, combine or otherwise adjust, any stock (except pursuant to exercise of those options described in the Disclosure Memorandum), bonds or other corporate securities of which GOLD or any of the Subsidiaries is the issuer (whether authorized and unissued or held in treasury), or, grant or issue, or agree to grant or issue, any options, warrants or other Rights (including convertible securities) calling for the issue thereof;

           (b) incur any additional debt obligation for borrowed money (other than indebtedness of GOLD or the wholly-owned Subsidiaries to each other) in excess of an aggregate of $2,000,000 (for GOLD and the Subsidiaries on a consolidated basis) except in the ordinary course of the business of a Bank Subsidiary consistent with past practices (which shall include for the Bank Subsidiaries, creation of deposit liabilities, purchases of federal funds, advances from the Federal Reserve Bank or Federal Home Loan Bank, and entry into repurchase agreements fully secured by U.S. government or agency securities), or impose, or suffer the imposition, on any material asset of GOLD or any of Bank Subsidiaries of any Lien or permit any such Lien to exist (other than in connection with deposits, repurchase agreements, bankers acceptances, "treasury tax and loan" accounts established in the ordinary course of business, the satisfaction of legal requirements in the exercise of trust powers, and Liens in effect as of the date hereof that are disclosed in the Financial Statements);

           (c) mortgage or pledge any of its material assets, tangible or intangible, except (i) in the ordinary course of business and (ii) in connection with any debt obligations permitted to be incurred under Section 4.2(b) to the extent consistent with past practice;

           (d) except for the sale of assets in the ordinary course of busi-ness, sell, lease, exchange or otherwise transfer, or agree to sell, lease, exchange or otherwise transfer, any of its assets, property or rights to cancel, any debts or claims;

           (e) except in the ordinary course of business, enter, or agree to enter, into any agreement or arrangement granting any preferential rights or option to purchase any of the assets, property or rights of GOLD or any of the Subsidiaries or requiring the consent of any party to the transfer or assignment of any such assets, property or rights;

           (f) except in the ordinary course of business, make or permit any material amendment or termination of any material Contract, agreement or license to which it is a party;

           (g) sell or otherwise dispose of (including the granting of any license with respect to), or make or permit any amendment or termination of, or waive any rights under, any agreement listed in the Disclosure Memorandum;

           (h) enter into any collective bargaining agreement not heretofore in force;

           (i) except as contemplated by this Agreement, merge or consolidate with any other corporation, acquire control of any other corporation or business entity, or take any steps incident to, or in furtherance of, any of such actions, whether by entering into an agreement providing therefor or otherwise;

           (j) except in the ordinary course of business, enter into, amend or terminate any oral or written Contract, agreement, or course of action which materially increases its liabilities;

           (k) make any material change in any Tax matter, accounting methods or systems of internal accounting controls, except as may be appropriate to conform to Tax laws, federal securities laws or regulatory accounting requirements or GAAP;

           (l) other than as permitted by Sections 5.4(c) and/or 5.10, solicit, either directly or indirectly, initiate or encourage any offer for the purchase or acquisition of GOLD and/or the Subsidiaries or any of their material assets by any party other than SILVER, or enter into negotiations with any party other than SILVER concerning any such acquisition;

           (m) except for (i) the regularly quarterly cash dividend of GOLD not to exceed $0.03 per share to its shareholders and (ii) any dividend payable by any GOLD Subsidiary to either GOLD or another GOLD Subsidiary, declare, set aside or pay any dividend on its stock in cash, stock or property or directly or indirectly redeem, purchase or otherwise acquire any of its own stock, or make any other distributions of its assets to its shareholders, or reclassify, recapitalize, split up or otherwise adjust any of its capital stock;

           (n) except as contemplated in this Agreement, amend or alter the Articles of Incorporation or By-Laws of GOLD, or any of the Subsidiaries;

           (o) alter the composition of the board of directors, other than reducing the number of directors from 10 to nine;

           (p) enter into or amend any employment, management, consulting or severance agreement with or pay or become obligated to pay any extraordinary bonus to any employee, director or officer;

           (q) except as required to maintain qualification pursuant to the Code, (i) enter into, adopt, amend in any manner or terminate any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, restricted stock, performance unit, stock equivalent, stock purchase agreement, other than offer letters, letter agreements and options to purchase shares of Common Stock entered into with new hires in the ordinary course of business consistent with past practice and performance bonuses granted to employees on a basis consistent with the past practices of GOLD, (ii) enter into, adopt, amend or terminate any pension, retirement, deferred compensation, employment, health, life, or disability insurance, dependent care, severance or other employee benefit plan agreement, trust, fund or other arrangement for the benefit or welfare of any director, officer or employee, other than in the ordinary course of GOLD's business consistent with past practice or (iii) increase in any manner the compensation or fringe benefits of any director, officer or employee or consultant or pay any benefit not required by any plan and arrangement as in effect as of the date hereof (including the granting of stock appreciation rights or performance units), except for normal increases in cash compensation in the ordinary course of business consistent with past practice;

          (r) except for purchases of investment securities acquired in the ordinary course of business consistent with past practice or between GOLD and the wholly-owned Subsidiaries, purchase any securities or make any material investment, either by purchase of stock or securities, contributions to capital, asset transfers, or purchase of any assets, in any Person or business or otherwise acquire direct or indirect control over any Person or business, other than in connection with (i) foreclosures by Bank Subsidiaries in the ordinary course of business, or (ii) acquisitions by Bank Subsidiaries in its fiduciary capacity;

          (s) commence any Litigation other than in accordance with past prac-tice, settle or compromise any Litigation, the settlement or compromise of which would require the payment by GOLD or any GOLD Subsidiary of damages in excess of $250,000 or involves any equitable relief or reject or set aside any existing settlements; or

          (t) allow any Bank Subsidiary to make any loan inconsistent with the policies and procedures of such Bank Subsidiary, or fail to cause any Bank Subsidiary to advise SILVER, without any requirement of prior consent, of all requests for new loans (excluding renewals or increases of fully performing existing loans or lines of credit) over $5,000,000 for commercial loans, over $1,000,000 for single-family residential loans and over $500,000 for consumer loans;

          (u) purchase any mortgage loan packages that are inconsistent with the policies and procedures of the Bank Subsidiaries or exceed $10,000,000 principal balance;

          (v) make any capital expenditures other than those which (i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $500,000 in the aggregate;

          (w) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions in the Merger set forth in
Article VI or VII not being satisfied;

          (x) fail, within 30 days of the date hereof, to have agreed with Silver upon a transition plan reasonably satisfactory to SILVER designed to facilitate an orderly change in the senior management of the operations that shall become the business of the Surviving Corporation. Such transition plan shall, among other things, provide for the timely delivery by GOLD to SILVER of periodic reports regarding the actual costs incurred by GOLD with respect to the transactions contemplated by this Agreement and current operations of all non-bank Subsidiaries and informational packages prepared in connection with, and minutes, if any, of, (i) meetings of the Board of Directors of Gold, (ii) meetings of the boards of directors of each of Gold Bank Kansas, Gold Bank Florida and Gold Bank Oklahoma, (iii) the monthly President's meeting and (iv) meetings of the Asset/Liability Committee; provided however, that Gold shall not be required to deliver any unredacted materials, if such delivery would result in the violation of any applicable law or constitute a waiver by GOLD of the attorney-client privilege with respect to a communication by GOLD with its legal counsel; or

          (y) agree to any of the foregoing.

        ARTICLE V - OBLIGATIONS PRIOR AND SUBSEQUENT TO EFFECTIVE TIME

      5.1 Reasonable Access. GOLD shall, during normal business hours, afford to the officers and authorized representatives of SILVER reasonable access to its and its Subsidiaries' properties, books, records and employees including the list of GOLD shareholders, and those of the Subsidiaries, in order that they may have full opportunity to make such investigations as they shall reasonably desire of the affairs of GOLD and the Subsidiaries; and GOLD will furnish SILVER with such additional financial and operating data and other information as to its business and properties and those of the Subsidiaries as SILVER shall from time to time reasonably request. The Parties agree to cooperate with the formation and implementation of a transition team. In the event of the termination and abandonment of the Merger, all non-public documents shall be returned to GOLD and no non-public information shall be used for any purpose and shall be held in strict confidence by SILVER and their officers, employees and legal representatives except as may be required by Law or any Governmental Authority of competent jurisdiction or in any legal proceeding. The obligations of SILVER under this section 5.1 shall survive any termination of this Agreement.

      5.2 Consents. GOLD shall use its commercially reasonable efforts to obtain the Consents set forth in Section 2.4 and such Consents as may be necessary to eliminate any exceptions contained in the Disclosure Memorandum with respect to Sections 2.9 and 2.14. Each of SAC and SILVER shall use its commercially reasonable efforts to obtain the applicable Consents set forth in
Section 3.7. GOLD shall cooperate with SILVER and SAC to obtain the consents required in Section 3.7.

      5.3 Filing Requirements. GOLD, with respect to itself and the Subsidiar-ies, and SILVER, with respect to itself and SAC, will promptly comply with all other filing requirements which federal, state, local or foreign Law may impose on GOLD, the Subsidiaries, or SILVER and SAC, as the case may be, with respect to this Agreement including promptly preparing and filing any proxy materials with the SEC.

      5.4  GOLD Shareholder Meeting.
           ------------------------

          (a) Subject to Sections 5.4(b) and (c), promptly after the execution of this Agreement, GOLD shall commence to use all commercially reasonable efforts to effect such actions as may be necessary to obtain adoption and approval of this Agreement by shareholders of GOLD, including, without limitation, the calling of such meeting and the preparation of preliminary and final proxy materials for a special meeting of shareholders of GOLD to be held as soon as practicable. SILVER will furnish to GOLD any information which GOLD may reasonably request in connection with the preparation and filing with the SEC of such proxy materials. Upon completion of preparation by GOLD of such proxy materials, GOLD will furnish to SILVER copies of such proxy materials which GOLD proposes to send to its shareholders. Subject to Sections 5.4(b) and
(c), GOLD shall use its commercially reasonable efforts to cause the proxy statement to be mailed to GOLD's shareholders as promptly as practicable after filing with the SEC, including by responding as promptly as practicable to any comments of the SEC with respect to the proxy statement. GOLD shall notify SILVER promptly of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the proxy statement or for additional information and shall supply SILVER with copies of all correspondence between GOLD or any of its representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the proxy statement.

          If at any time after the mailing of proxy solicitation materials and before the Effective Time any information relating to GOLD, SILVER or any of their respective affiliates, officers or directors, should be discovered by GOLD or SILVER which should be set forth in an amendment or supplement to the proxy statement, so that the proxy statement shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party which discovered such information shall promptly notify the other Party thereof. The Parties shall promptly prepare, in accordance with the procedures provided for above, and distribute to the shareholders of GOLD an appropriate amendment or supplement to the proxy solicitation materials previously distributed. Notwithstanding the foregoing, prior to filing any preliminary or final proxy statement, or any amendment or supplement thereto, or prior to responding to any comments of the SEC with respect thereto, GOLD shall provide SILVER with a reasonable opportunity to review and comment on such document or response.

          In   connection   with  the   setting  of  any  record  date  for  any
shareholders' meeting, GOLD shall give SILVER notice of such record date at least five (5) days prior to such record date. Unless GOLD's Board of Directors has withdrawn its recommendation of this Agreement and the Merger in compliance with Section 5.4(b), subject to all applicable federal securities laws, GOLD shall use all commercially reasonable efforts to solicit from its shareholders proxies in favor of the approval of this Agreement and the Merger pursuant to the Proxy Statement and shall take all other action reasonably necessary to promptly obtain the vote of shareholders in accordance with the requirements of the Kansas General Corporation Code, applicable NASDAQ National Market rules, other applicable Law and GOLD's Articles of Incorporation and By-Laws. Subject to Section 5.4(b) or 5.4(c), GOLD's obligation to call, give notice of, convene and hold the GOLD Shareholders' Meeting in accordance with this Section 5.4(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to GOLD of any Acquisition Proposal.

          (b) Except as provided hereinbelow: (i) the Board of Directors of GOLD shall recommend that GOLD's shareholders vote in favor of and adopt and approve this Agreement and the Merger at the GOLD Shareholders' Meeting; (ii) the Proxy Statement shall include a statement to the effect that the Board of Directors of GOLD has recommended that GOLD's shareholders vote in favor of and to adopt and approve this Agreement and the Merger at the GOLD Shareholders Meeting; and (iii) neither the Board of Directors of GOLD nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to SILVER or SAC, the recommendation of the Board of Directors of GOLD that GOLD's shareholders vote in favor of and adopt and approve this Agreement and the Merger; provided, however, that nothing in this Agreement shall prevent the Board of Directors of GOLD from (i) withholding, withdrawing, amending or modifying its recommendation in favor of adopting and approving this Agreement and the Merger or (ii) not including in the Proxy Statement its recommendation in favor of adopting and approving this Agreement and the Merger if the Board of Directors of GOLD reasonably determines in good faith, after consultation with outside counsel, that, due solely to facts or circumstances coming to the attention of the Board of Directors of GOLD after the date of this Agreement, the failure to take such action is reasonably likely to result in a breach by the Board of Directors of GOLD of its fiduciary obligations to GOLD's shareholders under applicable Law; and provided further, however, that neither GOLD nor its Board of Directors may take any of the actions described in clauses (i) or (ii) of the immediately preceding proviso if prior thereto GOLD shall have received an Acquisition Proposal that has not been withdrawn as of the time of such action of the Board of Directors;

          (c) Notwithstanding anything to the contrary contained in this Sec-tion 5.4, in the event that the Board of Directors of GOLD determines in good faith, after consultation with outside counsel, that in light of a Superior Offer it is necessary to do so in order to comply with its fiduciary duties to GOLD or the Shareholders under applicable law, the Board of Directors of GOLD may terminate this Agreement in the manner contemplated by Section 8.1(h) solely in order to concurrently enter into a definitive agreement with respect to a Superior Offer, but only after the fifth day following SILVER's receipt of written notice advising SILVER that the Board of Directors of GOLD is prepared to accept a Superior Offer, and only if, during such five-day period, if SILVER so elects, GOLD and its advisors shall have negotiated in good faith with SILVER to make such adjustments in the terms and conditions of this Agreement as would enable GOLD to proceed with the transactions contemplated herein on such adjusted terms.

          For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions in one or a series of related transactions:

                (i) a merger, consolidation, business combination, recapi-talization, liquidation, dissolution or similar transaction involving GOLD pursuant to which those shareholders of GOLD immediately preceding such transaction will hold less than 51% of the equity interest in the surviving or resulting entity of such transaction,

                (ii) a sale or other disposition by GOLD of substantially all of its assets, or

                (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by GOLD), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of GOLD;

provided, however, that in each of case (i), (ii) or (iii) immediately above, the Superior Offer shall be on terms that the Board of Directors of GOLD determines, in its reasonable judgment to be more favorable to GOLD shareholders (taking into account all factors which the Board may reasonably deem relevant, including, without limitation, the relative value and form of the consideration offered, all other terms and conditions of the respective offers, and the relative likelihood of consummation of the respective offers, including, without limitation, the presence of a financing contingency, the likelihood of obtaining financing on a timely basis if a financing contingency is present, and the likelihood of obtaining any required regulatory approvals) than the terms of the Merger (after receipt and consideration of advice of a financial advisor of nationally recognized reputation).

      5.5 Supplements to Information. From time to time prior to the Effective Time, GOLD will deliver to SILVER, in writing, information concerning events subsequent to the date hereof in order to keep the information in the Disclosure Memorandum previously delivered timely, complete and accurate in all material respects.

      5.6 Further Assurances. Subject to Sections 5.4(b) and (c), each Party hereto agrees to execute and deliver such instruments and take such other actions as the other Parties may reasonably require in order to carry out the intent of this Agreement. Subject to Sections 5.4(b) and (c), each Party shall use its commercially reasonable efforts to perform and fulfill all conditions and obligations on its part to be performed or fulfilled under this Agreement and to effect the Merger in accordance with the terms and conditions of this Agreement.

      5.7 Deposit of Funds with Paying Agent. On the Closing Date, SILVER shall cause to be deposited with the Paying Agent as depository for the GOLD Common an amount in immediately available funds sufficient to satisfy the Surviving Corporation's obligations pursuant to Section 1.1(a)(i) and Section 1.3.

      5.8 Adverse Changes in Condition. Each Party agrees to give written notice promptly to the other Party upon becoming aware of the occurrence or impending occurrence of any event or circumstance relating to it or any of its Subsidiaries which (i) is reasonably likely to have a Material Adverse Effect on it and any of its Subsidiaries, taken as a whole, or (ii) would cause or constitute a material breach of any of its representations, warranties, or covenants contained herein, and to use its commercially reasonable efforts to prevent or promptly to remedy the same.

      5.9 Reports. Each Party and its Subsidiaries shall file all reports required to be filed by it with Regulatory Authorities between the date of this Agreement and the Effective Time and, to the extent permitted by Law, shall deliver to the other Party copies of all such reports promptly after the same are filed.

      5.10  No Solicitation.
            ---------------

          (a) From and after the date of this Agreement until the Effective Time or termination of this Agreement pursuant to Article VIII, GOLD and the Subsidiaries will not, nor will they authorize or permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney or other advisor or representative retained by any of them to, directly or indirectly:

                (i)  solicit,   initiate,   encourage  or  induce   the  making,
     submission or announcement of any Acquisition Proposal (as defined below),

                (ii) participate in any discussions or negotiations regarding, or furnish to any person any material non-public information with respect to, or take any other action to facilitate any inquiry or the making of any proposal that constitutes or may reasonably be expected to lead to, any Acquisition Proposal, or

                (iii) enter into any Contract relating to any Acquisition Transaction (as defined below);

provided, however, this Section 5.10(a) shall not prohibit GOLD or its Board of Directors from:

                      (A) furnishing material nonpublic information (other than information regarding SILVER supplied to GOLD by SILVER) regarding GOLD or the Subsidiaries to, or entering into a customary confidentiality agreement with or entering or re-entering into discussions with, any person or group in response to an Acquisition Proposal submitted by such person or group (and not withdrawn) if (x) the Board of Directors of GOLD reasonably determines in good faith that such Acquisition Proposal constitutes or is reasonably likely to result in a Superior Offer, and (y) the Board of Directors of GOLD concludes in good faith, after consultation with its outside legal counsel, that failure to take such action is reasonably likely to result in a breach by the Board of Directors of GOLD of its fiduciary obligations to GOLD's shareholders under applicable Law, provided that in any such case neither GOLD nor any representative of GOLD and the Subsidiaries shall have violated any of the restrictions set forth in this
Section 5.10, or

                      (B) taking the actions described in Sections 5.4(b) or (c) as permitted thereby, provided that neither GOLD nor any representatives of GOLD and the subsidiaries shall have violated any of the restrictions set forth in
Section 5.10.

            At least five (5) days prior to furnishing any material nonpublic information to, or entering into discussions or negotiations with, any person or group, GOLD shall:

                  (i) give SILVER written notice of the identity of such person or group and of GOLD's intention to furnish material nonpublic information to, or enter into discussions or negotiations with, such person or group, and

                  (ii) receive from such person or group an executed confidentiality agreement containing customary limitations on the use and disclosure of all written and oral nonpublic information furnished to such person or group by or on behalf of GOLD, and contemporaneously with furnishing any such information to such person or group, GOLD shall furnish such information to SILVER (to the extent such information has not been previously furnished by GOLD to SILVER).

            Nothing in this Section 5.10(a) shall prevent GOLD or its Board of Directors from complying with Rules 14e-2 and 14d-9 promulgated under the Exchange Act with regard to an Acquisition Proposal. GOLD and the Subsidiaries will immediately cease, as of the date hereof, any and all existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal, subject to the right to renew such activities, discussions or negotiations in accordance with Section 5.4(c) or Section 5.10. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.10 by any officer or director of GOLD or any of the Subsidiaries or any investment banker, attorney or other advisor or representative of GOLD or any of the Subsidiaries shall be deemed to be a breach of this Section 5.10 by GOLD.

            For purposes of this Agreement, "Acquisition Proposal" shall mean any offer or proposal (other than an offer or proposal by SILVER or SAC) relating to any Acquisition Transaction. For the purposes of this Agreement, "Acquisition Transaction" shall mean any transaction or series of related transactions other than the transactions contemplated by this Agreement involving:

                       (i) any acquisition or purchase from GOLD by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 15% interest in the total outstanding voting securities of GOLD or any of its Subsidiaries or any tender offer or exchange offer that if consummated would result in any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) beneficially owning 15% or more of the total outstanding voting securities of GOLD or any of the Subsidiaries, or any merger, consolidation, business combination or similar transaction involving GOLD or any of the Bank Subsidiaries;

                        (ii) any sale, lease (other than in the ordinary course of business), exchange, transfer, license (other than in the ordinary course of business), acquisition or disposition of more than 15% of the assets of GOLD; or

                        (iii) any liquidation or dissolution of GOLD.

          (b)  In  addition to the obligations of GOLD set forth in Section 5.10
(a), GOLD as promptly as practicable shall advise SILVER orally and in writing of any request received by GOLD after the date hereof for information which GOLD reasonably believes would lead to an Acquisition Proposal or of any Acquisition Proposal, or any inquiry received by GOLD after the date hereof with respect to, or which GOLD reasonably believes would lead to any Acquisition Proposal, the material terms and conditions of such request, Acquisition Proposal or inquiry, and the identity of the person or group making any such request, Acquisition Proposal or inquiry. GOLD will keep SILVER informed in all material respects of the status and details (including material amendments or proposed amendments) of any such request, Acquisition Proposal or inquiry.

      5.11  Indemnification.
            ---------------

           (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, in which any person who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of GOLD or the Subsidiaries (the "Indemnified Parties") is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to:

                (i) the fact that he is or was a director, officer or employee of GOLD or the Subsidiaries or any of their respective predecessors or

                (ii) this Agreement or any of the transactions contemplated hereby, whether in any case asserted or arising before or after the Effective Time, SILVER, Surviving Corporation and GOLD agree to cooperate and use their commercially reasonable efforts to defend against and respond thereto. It is understood and agreed that after the Effective Time, Surviving Corporation shall indemnify and hold harmless, as and to the fullest extent permitted by law, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reasonably attorney's fees and expenses in advance of the final disposition of any claim, suit, proceeding or investigation to each Indemnified Party to the fullest extent permitted by law upon receipt of any undertaking required by applicable Law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation, and in the event of any such threatened or actual claim, action, suit, proceeding or investigation (whether asserted or arising before or after the Effective Time), the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Surviving Corporation; provided, however, that

                (iii) Surviving Corporation shall have the right to assume the defense thereof and upon such assumption Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by an Indemnified Party in connection with the defense thereof, except that if Surviving Corporation elects not to assume such defense or counsel for the Indemnified Parties reasonably advises that there are issues which raise conflicts of interest between Surviving Corporation, on the one hand, and the Indemnified Parties, on the other hand, the Indemnified Parties may retain counsel reasonably satisfactory to them after consultation with Surviving Corporation, and Surviving Corporation shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties,

                (iv) Surviving Corporation shall in all cases be obligated pur-suant to this paragraph to pay for only one firm of counsel for all Indemnified Parties,

                (v) Surviving Corporation shall not be liable for any settle-ment effected without their prior written consent (which consent shall not be unreasonably withheld), and

                (vi) Surviving Corporation shall have no obligation hereunder to any Indemnified Party when and if a court of competent jurisdiction shall ultimately determine, and such determination shall have become final and nonappealable, that indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law.

            Any Indemnified  Party wishing to claim  Indemnification  under this
Section 5.11, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify Surviving Corporation thereof, provided that the failure to so notify shall not affect the obligations of Surviving Corporation under this Section 5.11, except to the extent such failure to notify materially prejudices Surviving Corporation. The obligations of Surviving Corporation under this Section 5.11 shall continue in full force and effect without time limit from and after the Effective Time.

          (b) Surviving  Corporation  shall  continue  existing  directors'  and
officers'  liability  insurance  or  enter  into  continuation   directors'  and
officers' liability insurance policies with GOLD's current carrier(s) so that persons serving as officers and directors of GOLD as of the date hereof, or any subsequent period after the date hereof until immediately prior to the Effective Time, will be covered for a period of six (6) years from the Effective Time by the directors' and officers' liability insurance policies, including both primary and excess coverage, maintained by GOLD (provided that Surviving Corporation may substitute therefor policies of at least the same coverage and amounts containing terms and conditions which are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time which were committed by such officers and directors in their capacity as such; provided, however, that in no event shall Surviving Corporation be required to expend on an annual basis more than 200% of the current amount expended by GOLD on such primary and excess coverages per year (the "Insurance Amount") to maintain or procure insurance coverage, and further provided that if Surviving Corporation is unable to maintain or obtain the insurance called for by this Section 5.11(b), Surviving Corporation shall use commercially reasonable efforts to obtain as much comparable insurance as is available for the Insurance Amount.

          (c) The parties hereto intend, to the extent not prohibited by applic-able Law, that the indemnification provided for in this Section 5.11 shall apply without limitation to negligent acts or omissions by an Indemnified Person. This
Section 5.11 shall not limit or otherwise adversely affect any rights any Indemnified Person may have under any agreement with GOLD or under GOLD's Articles of Incorporation or Bylaws as presently in effect.

          (d) In the event Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties or assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Surviving Corporation assume the obligations set forth in this Section 5.11.

          (e) The provisions of this Section 5.11 are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives. Each Indemnified Person is intended to be a third party beneficiary of this Section 5.11.

      5.12 Environmental Assessments. SILVER may have performed on its behalf and at its cost, such environmental assessments of all real property owned or leased by GOLD or the Subsidiaries, as it deems desirable.

      5.13 Adequate Funding. SILVER will use commercially reasonable efforts to (a) have entered into subscription agreements constituting binding written agreements with respect to the remaining amount of the common equity portion of the Financing (the "Remaining Equity Commitments") within 60 days after the date hereof (b) receive a commitment letter or other documentation reasonably satisfactory to GOLD from an FDIC insured financial institution giving evidence of such institution's commitment to fund a credit facility sufficient for the remainder of the Financing within 60 days after the date hereof and (c) obtain immediately available funds from the Financing by the Closing to perform Surviving Corporation's obligations to make the payments required in Sections 1.1(a)(i) and 1.3.

      5.14 Regulatory Approvals. As soon as practicable after the execution of this Agreement, and except as otherwise provided herein, SILVER or SAC, as applicable, shall prepare, with the assistance of GOLD, all necessary filings with any Regulatory Authorities which may be necessary for approval to consummate the transactions contemplated by this Agreement, and shall use commercially reasonable efforts to secure all such approvals as soon as practicable. Copies of all such filings shall be furnished in advance to GOLD and its counsel. As soon as practicable after the execution of this Agreement, GOLD shall: (i) within 30 days after the execution of this Agreement, consummate any of the Bank Mergers for which regulatory approval has previously been obtained; and (ii) prepare all necessary filings with any Regulatory Authorities which may be necessary for approval of any of the other the Bank Mergers, and shall use commercially reasonable efforts to secure all such approvals as soon as practicable. Copies of all filings made pursuant to 5.14(ii) shall be furnished in advance to SILVER and its counsel.

      5.15 Resignations. GOLD shall use commercially reasonable efforts to obtain and tender resignations, or give such notice of such meetings as may be necessary, and as requested by SILVER, so that at Closing Surviving Corporation and the Subsidiaries may elect such officers and directors at Closing as they deem desirable.

      5.16 Obligations Related to the Trust Preferred Securities. At or prior to the Closing Date, GOLD shall:

           (a) Subject to the right to redeem trust preferred securities in accordance with Section 5.16(c), use commercially reasonable efforts for the Surviving Corporation, as contemplated by this Agreement, to succeed and be substituted for GOLD and assume GOLD's obligations under the guarantee agreements relating to the preferred securities (the "Trust Preferred Securities") of GBCI Capital Trust I, GBCI Capital Trust II, and ABI Capital Trust (the "Trusts") and the associated indentures related to subordinated debt of GOLD, including without limitation, the execution and delivery of supplemental indentures satisfactory to the indenture trustees. In addition, the Parties shall take all steps necessary or required to effectuate the resignation or removal of the administrators under the Amended and Restated Declaration of Trust of the Trusts.

          (b) Use commercially reasonable efforts to remove preferred securi-ties issued and sold by the Trusts from listing on any exchange or trading system.

          (c) Consult with and obtain the consent of SILVER prior to entering any agreement to redeem the Trust Preferred Securities and restructure the obligations underlying or evidenced by the Trust Preferred Securities and consult with SILVER regarding the manner and timing of any such redemption and restructuring.

      5.17 No Amendment or Waiver of Subscription Agreements. None of the terms or conditions of the Subscription Agreements referenced in Section 3.8 shall be amended or waived prior to the Closing Date without the prior written consent of GOLD, which consent shall not be unreasonably withheld or delayed.

                 ARTICLE VI - CONDITIONS TO GOLD'S OBLIGATIONS

      The obligation of GOLD to consummate the Merger shall be subject to the satisfaction or waiver by GOLD, on or before the Closing Date, of the following conditions:

      6.1 Representations and Warranties True and Obligations Satisfied. The representations and warranties contained in Article III hereof that are qualified as to materiality or Material Adverse Effect on SILVER or SAC shall be true and accurate, and any such representations and warranties that are not so qualified shall be true and accurate in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and accurate in all material respects as of such earlier date and except for changes contemplated by this Agreement). SILVER and SAC shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by them prior to or on the Closing Date. SILVER and SAC shall have furnished GOLD with a certificate of SILVER and SAC dated as of the Closing Date signed by the Chief Executive Officer and Chief Operations Officer to the foregoing effect to the best of their Knowledge.

      6.2 No Governmental or Other Proceeding or Litigation. No Order issued by any Governmental Authority of competent jurisdiction, or any statute, rule, or regulation, shall be in effect which restrains, prohibits, enjoins or restricts the transactions contemplated hereby, and no Litigation or proceeding by any Regulatory Authority shall have been instituted or threatened which materially challenges and interferes with the right of Parties to consummate the Merger.

      6.3 No Material Adverse Effect. There shall not have occurred and be continuing after the date of this Agreement a Material Adverse Effect on SILVER or SAC.

      6.4 Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of GOLD's Common Stock under applicable Law.

      6.5 Other Approvals. All approvals of Regulatory Authorities required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

      6.6 Opinion. SILVER shall have delivered to GOLD an opinion of Miller, Hamilton, Snider & Odom, LLC, dated the Closing Date, in form and substance reasonably satisfactory to GOLD.

      6.7 Financing. SILVER shall have received the proceeds of the Financing on the terms set forth in Schedule 3.8.

               ARTICLE VII - CONDITIONS TO OBLIGATIONS OF SILVER

      The obligation of SILVER to consummate the Merger shall be subject to the satisfaction or waiver by SILVER, on or before the Closing Date, of the following conditions:

      7.1 Representations and Warranties True and Obligations Satisfied. The representations and warranties contained in Article II hereof that are qualified as to materiality or Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole, shall be true and accurate, and any such representations and warranties that are not so qualified shall be true and accurate in all material respects at and as of the Closing Date with the same effect as if made at and as of the Closing Date (except to the extent such representations specifically related to an earlier date, in which case such representations shall be true and accurate in all material respects as of such earlier date and except for changes contemplated by this Agreement). GOLD shall have performed and complied in all material respects with each and every covenant and agreement required by this Agreement to be performed or complied with by it prior to or on the Closing Date. GOLD shall have furnished SILVER with a certificate of GOLD dated as of the Closing Date signed by its Chief Executive Officer and Chief Financial Officer to the foregoing effect to the best of their Knowledge.

      7.2 No Governmental or Other Proceeding or Litigation. No Order issued by any Governmental Authority of competent jurisdiction, or any statute, rule or regulation, shall be in effect which restrains, prohibits, enjoins or restricts the transactions contemplated hereby and no Litigation or proceeding by any Regulatory Authority shall have been instituted which materially challenges and interferes with the right of Parties to consummate the Merger.

      7.3  No Material Adverse Effect.   There  shall  not  have occurred and be
continuing after the date of this Agreement any Material Adverse Effect on GOLD and its Subsidiaries, taken as a whole.

      7.4 Shareholder Approval. This Agreement and the Merger shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of GOLD's Common Stock under applicable Law.

      7.5 Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired.

      7.6 Opinion. GOLD shall have delivered to SILVER an opinion of Stinson Morrison Hecker LLP, dated as of the Closing Date, in form and substance reasonably satisfactory to SILVER.

      7.7 Secretary's Certificate. SILVER shall have received a certificate, dated the Closing Date, from the Secretary of GOLD which certifies to the number of shares of GOLD Common which were issued and outstanding as of the close of business on the business day immediately preceding the date of such certificate.

      7.8 Financing. SILVER shall have received the proceeds of the Financing on the terms set forth in Schedule 3.8

      7.9 Total Equity and Loan Loss Reserve. As of the Closing, GOLD's total equity shall not be less than $277 million, subject to adjustment for the costs of the transactions contemplated by this Agreement or resulting from the Merger. Such costs shall be set forth on a certificate delivered by GOLD at the Closing. As of the Closing, GOLD's loan loss reserve shall not be less than $34.6 million.

                           ARTICLE VIII - TERMINATION

      8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after the requisite approval of the shareholders of GOLD:

          (a)  by mutual  written  consent  duly  authorized  by the  Board   of
Directors of SILVER and GOLD;

          (b) by either GOLD or SILVER if the Merger shall not have been consummated within nine (9) months after the date of this Agreement, unless extended by the Boards of Directors of GOLD and SILVER for any reason; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date if such action or failure to act constitutes a breach of this Agreement;

          (c) by either GOLD or SILVER if a Regulatory Authority shall have issued an Order, or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which Order shall have become final and nonappealable;

          (d) by either GOLD or SILVER if: (i) the GOLD Shareholders' Meeting (including any adjournments thereof) shall have been held and completed and the shareholders of GOLD shall have taken a final vote on a proposal to adopt this Agreement and (ii) the required approval of the shareholders of GOLD contemplated by this Agreement shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(d) shall not be available to GOLD where the failure to obtain GOLD shareholder approval shall have been caused by the action or failure to act of GOLD, and such action or failure to act constitutes a breach by GOLD of any provision of this Agreement;

          (e) by GOLD, upon a breach of any covenant or agreement on the part of SILVER or SAC set forth in this Agreement, or if any representation or warranty of SILVER or SAC shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 6.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in SILVER's representations and warranties or breach by SILVER or SAC was unintentional and is curable by SILVER or SAC through exercise of commercially reasonable efforts, then GOLD may not terminate this Agreement pursuant to this Section 8.1(e) for ten (10) days after delivery of written notice from GOLD to SILVER of such breach, provided, that SILVER or SAC continue to exercise commercially reasonable efforts to cure such breach (it being understood that GOLD may not terminate this Agreement pursuant to this
Section 8.1(e) if such breach by SILVER or SAC is cured during such ten-day period);

          (f) by SILVER upon a breach of any covenant or agreement on the part of GOLD set forth in this Agreement, or if any representation or warranty of GOLD shall have been untrue when made or shall have become untrue, in either case such that the conditions set forth in Section 7.1 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in GOLD's representations and warranties or breach by GOLD was unintentional and is curable by GOLD through exercise of its commercially reasonable efforts, then SILVER may not terminate this Agreement pursuant to this Section 8.1(f) of ten
(10) days after delivery of written notice from SILVER or GOLD of such breach, provided, that GOLD continues to exercise commercially reasonable efforts to cure such breach (it being understood that SILVER may not terminate this Agreement pursuant to this Section 8.1(f) if such breach by GOLD is cured during such ten-day period);

          (g) by SILVER if the Board of Directors of GOLD or any committee thereof shall have withdrawn, or amended or modified in a manner adverse to SILVER or SAC, its approval or recommendation of this Agreement or the Merger, or fails to include its recommendation of this Agreement and the Merger in the Proxy Statement;

          (h) by GOLD prior to the vote of the shareholders, without further action, if GOLD shall have entered into a definitive agreement with respect to a Superior Offer pursuant to and in accordance with Section 5.4(c); provided, however, that such determination and the right to terminate under this Section 8.1(h) shall not be effective until GOLD has made payment to SILVER of the amounts required to be paid pursuant to Section 8.3(b)(i);

          (i)  by SILVER

                      (A) if any of the conditions to the obligations of SILVER set forth in Article VII have not been satisfied or waived by SILVER at Closing or SILVER reasonably determines that the timely satisfaction of any condition set forth in Article VII has become impossible (other than as a result of any failure on the part of SILVER or SAC to comply with or perform any covenant or obligation of SILVER or SAC set forth in this Agreement); or

                      (B) in the  event  there  has  been  a   Material  Adverse
Effect on GOLD and its Subsidiaries, taken as a whole;

          (j)  By GOLD

                      (A) if any of the conditions to the obligations of GOLD set forth in Article VI have not been satisfied or waived by GOLD at Closing or GOLD reasonably determines that the timely satisfaction of any condition set forth in Article VI has become impossible (other than as a result of any failure on the part of GOLD to comply with or perform any covenant or obligation of GOLD set forth in this Agreement); or

                      (B) in the event there has been a material adverse effect on the ability of SILVER or SAC to perform their obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement in accordance with applicable law.

          (k) By GOLD if SILVER shall have not received the Remaining Equity Commitments within 60 days after the date hereof, provided, that this right of termination is extinguished once SILVER has received the Remaining Equity Commitments.

      8.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 8.1 will be effective immediately upon (or if termination is pursuant to Section 8.1(e) or 8.1(f) and the proviso therein is applicable, fifteen (15) days after) the delivery of written notice thereof by the terminating party to the other Parties. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall be of no further force or effect, with no liability of Party to the other Parties, except (i) the provisions set forth in this Section 8.2, Section 8.3 and Article IX (Miscellaneous Provisions), shall survive the termination of this Agreement, and
(ii) nothing herein shall relieve any Party from liability for any intentional or willful breach of this Agreement.

      8.3  Fees and Expenses.
           -----------------

          (a) Except as set forth in Section 8.2 and this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees and expenses whether or not the Merger is consummated.

          (b) (i) GOLD shall pay to SILVER in immediately available funds, within one (1) business day after demand by SILVER an amount equal to $20,000,000 (the "Termination Fee") if this Agreement is terminated by GOLD pursuant to Section 8.1(h).

                (ii)  If  this  Agreement is  terminated  by SILVER  pursuant to
     Section 8.1(g) and within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or GOLD enters into an agreement or binding letter of intent providing for an Acquisition Proposal, then GOLD shall pay or cause to be paid to SILVER in immediately available funds an amount equal to the Termination Fee.

                  (iii) If (A) this Agreement is terminated by SILVER or GOLD, as applicable, pursuant to Sections 8.1(b) (and prior to such termination GOLD shall not have held a meeting of its shareholders pursuant to Section
     5.4 (a) hereof) or 8.1(d), (B) prior to such termination an Acquisition Proposal shall have been publicly disclosed and not withdrawn and (C) within twelve (12) months following the termination of this Agreement an Acquisition Proposal is consummated or GOLD enters into an agreement or binding letter of intent providing for an Acquisition Proposal, then GOLD shall pay or cause to be paid to SILVER in immediately available funds an amount equal to the Termination Fee within one business day after GOLD enters into such agreement or binding letter of intent.

                  (iv) Provided that GOLD shall not be in material breach of this Agreement, in the event that this Agreement is terminated by SILVER or GOLD (i) pursuant to Section 8.1(b), and at the time of such termination either (A) any banking regulatory approval required to consummate the Merger shall not have been obtained, (B) SILVER shall not have received the Remaining Equity Commitments within 60 days after the date hereof, or (C) SILVER shall not have received the proceeds of the Financing by the earlier of the Closing Date or within nine (9) months after the date of this Agreement, or (ii) pursuant to Section 8.1(c) (but only in connection with an Order issued or action taken by a banking Regulatory Authority), then SILVER shall pay to GOLD a termination fee of $1,000,000 (the "Break-up Fee") by wire transfer of same day funds on the date of termination.

                  (v) Each of GOLD, and SILVER acknowledges that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, SILVER and GOLD would not enter into this Agreement; accordingly, if GOLD or SILVER fails to pay in a timely manner the amounts due pursuant to this
     Section 8.3(b) and, in order to obtain such payment, SILVER or GOLD, makes a claim that results in a judgment against GOLD or SILVER for the amounts set forth in this Section 8.3(b), GOLD or SILVER shall pay to SILVER or GOLD, or as the case may be, its reasonable costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 8.3(b) at the Wall Street Journal prime rate in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall be the exclusive remedy for a breach of this Agreement of the type specified in Section 8.3(b) and shall be in lieu of damages incurred in the event of any such breach of this Agreement.

                     ARTICLE IX - MISCELLANEOUS PROVISIONS

      9.1 Definitions. Except as otherwise provided herein, the capitalized terms set forth below shall have the following meanings:

      "Acquisition  Proposal"  shall  have the  meaning  set  forth  in  Section
5.10(a).

      "Affiliate" of a Person shall mean any other Person, directly or indirectly through one or more intermediaries, controlling, controlled by, or under common control with such Person.

      "Agreement" shall have the meaning set forth in the preamble.

      "Bank Subsidiary" shall have the meaning set forth in Section 2.3.

      "Closing Date" shall mean the date on which the Closing occurs.

      "Code" shall mean the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

      "Consent" shall mean any consent, approval, authorization, clearance, exemption, waiver, or similar affirmation by any Person pursuant to any Contract, Law, Order or Permit.

      "Contract" shall mean any agreement, arrangement, authorization, commitment, contract, indenture, instrument, license, lease, obligation, plan, practice, restriction, understanding, or undertaking of any kind or character, or other document to which any Person is a party or that is binding on any Person or its capital stock, assets or business.

      "Control" shall mean the possession, direct or indirect, of the power to direct or cause the direction of management and policies of a person, whether through the ownership of voting securities, by Contract, or otherwise.

      "Default" shall mean (i) any breach or violation of or default under any Contract, Order, or Permit, (ii) any occurrence of any event that with the passage of time or the giving of notice or both would constitute a breach or violation of or default under any Contract, Order, or Permit, or (iii) any occurrence of any event that with or without the passage of time or the giving of notice would give rise to a right to terminate or revoke, change the current terms of, or renegotiate, or to accelerate, increase or impose any Liability under, any Contract, Order or Permit.

      "Effective Time" shall mean the time at which an executed Certificate of Merger merging SAC with and into GOLD has been duly filed in the office of the Kansas Secretary of State (or such later time as may be agreed in writing by GOLD and SILVER and specified in the Certificate of Merger).

      "Environmental Laws" shall mean all Laws relating to pollution or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) and which are administered, interpreted or enforced by the United States Environmental Protection Agency and state and local agencies with jurisdiction over pollution or protection of the environment.

      "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

      "ERISA Affiliate" shall have the meaning set forth in Section 2.12(a).

      "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended.

      "Financial Statements" shall mean (i) the unaudited consolidated balance sheet as of September 30, 2003 and the audited consolidated balance sheet as of December 31, 2002 (including related notes and schedules, if any) of GOLD; (ii) the unaudited consolidated statements of income and statements of shareholders equity for the period ended September 30, 2003 and the audited consolidated statements of income, cash flows and shareholders equity for the year ended December 31, 2002 (including related notes and schedules, if any) of GOLD; (iii) all Bank Financial Reports, including any amendments thereto, filed with any Regulatory Authorities by each Bank Subsidiary for the year ended December 31, 2002 and the nine month period ended September 30, 2003, and all Bank Financial Reports to be filed after the date hereof until the Closing, together with any correspondence among each Bank Subsidiary and any Regulatory Authority concerning any of the foregoing financial statements or the financial position any Bank Subsidiary and (iv) each other consolidated balance sheet, income statement and shareholders equity, contained in the GOLD SEC Reports for the periods on or after January 1, 1999.

      "GAAP" shall mean generally accepted accounting principles as applied in the United States of America, consistently applied during the periods involved.

      "GOLD Disclosure  Memorandum"  shall have the meaning set forth in Article
II.

      "GOLD Employee" shall have the meaning set forth in Section 2.12(a).

      "GOLD SEC Reports" shall have the meaning set forth in Section 2.5(a).

      "Governmental Authority" shall mean any federal, state, foreign or local government, any of its subdivisions, administrative agencies, authorities, commissions, boards or bureaus, any federal state, foreign or local court or tribunal or any arbitrator, and any Regulatory Authority.

      "Hazardous Material" shall mean (i) any hazardous substance, hazardous material, hazardous waste, regulated substance, or toxic substance (as those terms are defined by any applicable Environmental Laws) and (ii) any chemicals, pollutants, contaminants, petroleum, petroleum products, or oil (and specifically shall include asbestos requiring abatement, removal, or encapsulation pursuant to the requirements of Governmental Authorities and any polychlorinated biphenyls).

      "Indemnified Party" shall have the meaning set forth in Section 5.11(a).

      "Intellectual  Property"  shall  mean  copyrights,   patents,  trademarks,
service marks, service names, trade names, applications therefor, technology rights and licenses, computer software (including any source or object codes therefor or documentation relating thereto), trade secrets, franchises, know-how, inventions, and other Intellectual Property rights.

      "Knowledge" as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are actually known by the Chairman, Chief Executive Officer, President, Chief Financial Officer, and/or Chief Operating Officer of such Person.

      "Law" shall mean any code, law, ordinance, regulation, reporting or licensing requirement, rule, or statute applicable to a Person or its assets, Liabilities or business, including those promulgated, interpreted, or enforced by any Regulatory Authority.

      "Liability" shall mean any direct or indirect, primary or secondary, liability, indebtedness, obligation, penalty, cost, or expense (including costs of investigation, collection, and defense), claim, deficiency, guaranty, or endorsement of or by any Person (other than endorsements of notes, bills, checks, and drafts presented for collection or deposit in the ordinary course of business) of any type, whether accrued, absolute or contingent, liquidated or unliquidated, matured or unmatured, or otherwise.

      "Lien" shall mean any conditional sale agreement, default of title, easement, encroachment, encumbrance, hypothecation, infringement, lien, mortgage, pledge, reservation, restriction, security interest, title retention, or other security arrangement, or any adverse right or interest, charge, or claim of any nature whatsoever of, on, or with respect to any property or property interest, other than (i) Liens for current Taxes upon the assets or properties of a Party or its subsidiaries which are not yet due and payable, and
(ii) for depository institution Subsidiaries of a Party, pledges to secure deposits and other Liens incurred in the ordinary course of the banking business.

      "Litigation" shall mean any action, arbitration, cause of action, claim, complaint, criminal prosecution, demand letter, governmental or other examination or investigation, hearing, inquiry, administrative or other proceeding, or notice by any Person alleging potential Liability of a Party, or invoking or seeking to invoke legal process to obtain information relating to or affecting a Party, which affects such Party's business assets (including Contracts related to it), or obligations under the transactions contemplated by this Agreement, but shall not include regular, periodic examinations of depository institutions and their Affiliates by Regulatory Authorities.

      "Material Adverse Effect" with respect to any Party shall mean an event, change, circumstance or occurrence which, individually or together with any other event, change, circumstance or occurrence, has or would reasonably be expected to have a material adverse effect on (i) the assets (including intangible assets), financial position, business, or results of operations of such Party and its Subsidiaries, taken as whole, other than any such effect attributable to or resulting from (a) any change in banking or similar Laws, rules or regulations or general applicability or interpretations thereof by any Governmental Authority, (b) any change in GAAP (as defined herein) or regulatory accounting principles, in each case which affects banks or their holding companies generally, (c) any change in interest rates, provided, that any such change in interest rates shall not, in the case of GOLD, affect GOLD to a materially greater extent than banks or their holding companies generally, and provided further, that any such change shall not have a materially adverse effect on the credit quality of GOLD's assets, (d) the compliance by GOLD, GOLD Subsidiaries, SAC or SILVER with the terms and conditions of this Agreement, or
(e) the announcement or disclosure of this Agreement or the subject matter hereof, or (ii) the ability of such Party to perform its obligations under this Agreement or to consummate the Merger or the other transactions contemplated by this Agreement in accordance with applicable Law.

      "Material Contract" shall mean (1) any Contract which involves aggregate payments to or by GOLD within any twelve month period in excess of $250,000, or
(2) any Contract entered into other than in the ordinary course of business, (3) any Contract included in the Disclosure Memorandum, (4) any Contract of which the breach of or default thereof would result in a Material Adverse Effect or
(5) any  Contracts  that are  required  to be filed as an  exhibit  pursuant  to
Section 601 of Rule S-K.

      "Order"  shall  mean  any  administrative   decision  or  award,   decree,
injunction, judgment, order, ruling, or writ of any Governmental Authority.

      "Party" shall mean either GOLD, SAC or SILVER and "Parties" shall mean collectively, GOLD, SAC and SILVER.

      "Permit" shall mean any federal, state, local, and foreign governmental approval, authorization, certificate, easement, filing, franchise, license, notice, permit, or right to which any Person is a party or that is or may be binding upon or inure to the benefit of any Person or its securities, assets or business.

      "Person" shall mean a natural person or any legal, commercial, or governmental entity, such as, but not limited to, a corporation, general partnership, joint venture, limited partnership, limited liability company, bank, trust, business association, group acting in concert, or any person acting in a representative capacity.

      "Professional  Costs" shall mean all costs and expenses of GOLD related to
the  transactions   contemplated  by  this  Agreement   including  expenses  for
attorneys, accountants, and financial advisers.

      "Proxy Statement" shall mean the proxy statement used by GOLD to solicit the approval of its shareholders of the transactions contemplated by this Agreement.

      "Regulatory Authorities" shall mean, collectively, the Federal Trade Commission, the United States Department of Justice, the Board of the Governors of the Federal Reserve System, the Federal Deposit Insurance Corporation, the
Office of the Comptroller of Currency, the Office of Thrift Supervision, the Kansas State Banking Department, Oklahoma State Banking Department, Florida State Banking Department, Securities and Exchange Commission, and all other federal and state regulatory agencies and public authorities having jurisdiction over the Parties and their respective Subsidiaries.

      "Rights" shall mean all arrangements, calls, commitments, Contracts, options, rights to subscribe to, scrip, warrants, or other binding obligations of any character whatsoever by which a Person is or may be bound to issue additional shares of its capital stock or other Rights, or securities or Rights convertible into or exchangeable for, shares of the capital stock of a Person.

      "Rights Agreement" shall mean the Rights Agreement, dated October 13, 1999 between GOLD and American Stock Transfer & Trust Company.

      "Securities Act" shall mean the Securities Act of 1933, as amended.

      "Shareholders' Meeting" shall mean the meeting of the shareholders of GOLD to be held pursuant to 5.4 of this Agreement, including any adjournment or adjournments thereof.

      "Subsidiaries" shall mean all those corporations, banks, associations, or other entities of which GOLD owns or controls, either directly or indirectly, 50% or more of the outstanding voting interests or of which one has the right to direct the management; provided, there shall not be included any such entity acquired through foreclosure or any such equity the equity securities of which are owned or controlled in a fiduciary capacity.

      "Superior Offer" shall have the meaning set forth in Section 5.4(c).

      "Tax" or "Taxes" shall mean all taxes, charges, fees, levies or other assessments, including, without limitation, all net income, gross income, gross receipts, sales, use, ad valorem, transfer, franchise, profits, license, withholding, payroll, employment, excise, estimated, severance, stamp, occupation, property or other taxes, customs duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (domestic or foreign).

      "Termination Fee" shall have the meaning set forth in Section 8.3(b)(i).

      9.2 Amendment and Modification. To the full extent provided by applicable Law, this Agreement may be amended, modified and supplemented by mutual consent of the respective Boards of Directors of GOLD, SAC and SILVER at any time prior to the Effective Time with respect to any of the terms contained herein except to the extent after a vote of the shareholders of GOLD approving the Merger, such amendment, modification or supplement would require the approval of the shareholders of GOLD under applicable law.

      9.3 Waiver of Compliance. Any failure of GOLD, SAC or SILVER to comply with any obligation, covenant, agreement or condition herein may be expressly waived to the extent permitted under applicable Law and which after a vote of the shareholders of GOLD approving the Merger would not require the approval of the shareholders of GOLD, in writing by the Chairman of the Board, President or Executive Vice President of GOLD, SAC or SILVER, as the case may be, provided, however, such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

      9.4 Expenses. Except as provided in Section 8.2 and 8.3, each of the Parties hereto will pay its own expenses incurred in connection with this Agreement or any transaction contemplated by this Agreement.

      9.5   Investigation and Confidentiality.
            ---------------------------------

           (a) Prior to the Effective Time, GOLD shall keep SILVER advised of all material developments relevant to its business and to consummation of the Merger and shall permit SILVER to make or cause to be made such investigation of the business and properties of it and the Subsidiaries and of their respective financial and legal conditions as they may reasonably request, provided that such investigation shall be reasonably related to the transactions contemplated hereby and shall not interfere unnecessarily with normal operations.

           (b) Prior to the Effective Date, SILVER may have a representative at the offices of GOLD or any of the Subsidiaries during regular business hours to observe the operations of GOLD and the Subsidiaries provided that such activity shall not interfere unnecessarily with normal operations.

           (c) In connection with any investigation or activity performed pur-suant to this Agreement, SILVER shall comply in all respects with the provisions of that certain Confidentiality Agreement, dated September 3, 2003 between Keefe, Bruyette & Woods, Inc., agent for Mr. C. Stanley Bailey and GOLD, as amended by letter agreement dated January 19, 2004, among Keefe, Bruyette & Woods, Inc., agent for C. Stanley Bailey, GOLD and SILVER, which Confidentiality Agreement shall survive the termination of this Agreement.

      9.6 Press Releases. Prior to the Effective Time, GOLD and SILVER shall consult with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby and shall not issue any such press release or other public disclosure relating to this Agreement or the transactions contemplated hereby prior to such consultation, except as may be required by Law.

      9.7 Representations and Warranties, etc. The respective representations and warranties of each party contained herein shall not be deemed to be waived or otherwise affected by any investigation made by the other party hereto.

      9.8 Non-Survival of Representations and Warranties. Except covenants that by their terms survive the Effective Time, the representations and warranties of GOLD, SAC and SILVER contained in this Agreement or in any certificate or instrument delivered pursuant to Articles VI and VII shall terminate at the Effective Time.

      9.9 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

      9.10 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In any action at law or suit in equity to enforce this Agreement or the rights of any of the Parties, the prevailing Party in such action or suit shall be entitled to receive a reasonable sum for its attorneys' fees and all other reasonable costs and expenses incurred in such action or suit.

      9.11 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

      9.12  Interpretation.
            --------------

           (a) When a reference is made in this Agreement to Exhibits or Sched-ules, such reference shall be to an Exhibit or Schedule to this Agreement or delivered pursuant to this Agreement unless otherwise indicated. When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement. Unless otherwise indicated the words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to "the business of" an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity.

           (b) For purposes of this Agreement, an "agreement," "arrangement," "contract," "commitment" or "plan" shall mean a legally binding, written agreement, arrangement, contract, commitment or plan, as the case may be.

      9.13 Notices. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given as follows:

           (a)  If to GOLD, when received by GOLD at:

                Gold Banc Corporation, Inc.
                11301 Nall Ave.
                Leawood, KS 66211
                Facsimile: (913) 451-8004
                ATTN: Malcolm M. Aslin

or to such other Person as GOLD shall designate in writing, delivered to SILVER in the manner provided in this Section 9.13, with a copy to:

                Stinson Morrison Hecker LLP
                2600 Grand Boulevard
                Kansas City, MO 64108
                Facsimile: (816) 474-4208
                ATTN: John A. Granda

           (b)  If to SILVER or SAC,
                when received by SILVER or SAC, respectively at:

                Silver Acquisition Corp.
                One Commerce Street, Suite 305
                Montgomery, Alabama  36104
                Facsimile:  (334) 265-4533
                ATTN:  C. Stanley Bailey

                SAC Acquisition Corp.
                One Commerce Street, Suite 305
                Montgomery, Alabama  36104
                Facsimile:  (334) 265-4533
                ATTN:  C. Stanley Bailey

or to such other Person as SILVER or SAC shall designate in writing, delivered to GOLD in the manner provided in this Section 9.13, with a copy to:

                Willard H. Henson
                Miller, Hamilton, Snider & Odom, L.L.C.
                One Commerce Street, Suite 305
                Montgomery, Alabama  36104
                Facsimile: (334) 265-4533

      9.14 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties.

      9.15 Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the Laws of the State of Kansas, except insofar as the internal law of any other political entity or jurisdiction shall specifically and mandatorily apply to any of the transactions contemplated hereby. Any lawsuits arising under this Agreement or as a result of the Merger or the transactions contemplated hereby will be brought only in the United States District Court for the District of Kansas or the Courts of Johnson County, Kansas, and the parties hereto consent to the exclusive jurisdiction of these courts and waive any objection to the jurisdiction of these courts or that these courts are an inconvenient forum.

      9.16 Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

      9.17 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Disclosure Memorandum, Exhibits, Schedules and other documents referred to herein (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood, however, that the Confidentiality Agreement shall continue in full force and effect and shall survive the termination of this Agreement; and (b) except with respect to the Indemnified Parties under Section 5.12, are not intended to confer upon any other person any rights or remedies hereunder.

      9.18 Reservation of Right to Revise Structure. SILVER may at any time change the method of effecting the transactions contemplated by this Agreement (including the Merger and the Bank Mergers) if and to the extent that it deems such a change to be desirable; provided, however, that no such change shall (A) alter or change the amount or kind of consideration to be received by holders of GOLD Common under this Agreement (the "Merger Consideration"), (B) adversely affect the anticipated tax consequences of the Merger to the holders of GOLD Common as a result of receiving the Merger Consideration, (C) materially impede or delay consummation of the Merger, (D) result in the holders of GOLD Common incurring any liability or obligation except as contemplated hereby or (E) expose GOLD or its Directors, Officers or Employees to any significant risk of incurring any additional liability or obligation other than those arising out of providing commercially reasonable cooperation in providing information, making additional applications to Regulatory Authorities, or taking other ministerial actions with respect to such change in the method of effecting the transactions contemplated by this Agreement. In the event SILVER elects to make such a change, the Parties agree to execute appropriate documents to reflect the change.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered all as of the day and year set forth above.

                                    SILVER ACQUISITION CORP.


                                    By:   /s/ C. Stanley Bailey
                                          --------------------------------
                                          Name:  C. Stanley Bailey
                                          Title:  Chief Executive Officer

                                    SAC ACQUISITION CORP.


                                    By:   /s/ C. Stanley Bailey
                                          --------------------------------
                                          Name:  C. Stanley Bailey
                                          Title:  Chief Executive Officer

                                    GOLD BANC CORPORATION, INC.


                                    By:   /s/ Malcolm M. Aslin
                                          --------------------------------
                                          Name:  Malcolm M. Aslin
                                          Title:  Chief Executive Officer